                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             S. Y. Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                  S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                             LOUISVILLE, KENTUCKY  40206
                                    (502) 582-2571

                                     ------------


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                     ------------


    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of S.Y. BANCORP, INC. ("Bancorp") will be held on Wednesday, April 23, 1997, at 10:00 a.m., at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40202, for the following purposes:


    1. ELECTION OF DIRECTORS. To approve the action of the Board of Directors fixing the number of directors at fifteen (15) and to elect five (5) nominees as directors, each named in the accompanying Proxy Statement.

    2. OTHER BUSINESS. To consider and act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

    Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this Notice.

    Only those holders of Bancorp Common Stock of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    We hope you will be represented at the meeting. Please sign and return the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important. The Board of Directors of Bancorp appreciates the cooperation of shareholders in directing proxies to vote at the meeting.




Louisville, Kentucky                    By Order Of The Board Of Directors
March 21, 1997

                                        /s/ David H. Brooks
                                        -------------------------------------
                                        David H. Brooks
                                        Chairman and Chief Executive Officer



                                YOUR VOTE IS IMPORTANT
           PLEASE DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE
                         ACCOMPANYING POSTAGE PAID ENVELOPE.

                                  TABLE OF CONTENTS
                                                                           Page
GENERAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

RELATIONSHIP OF BANCORP AND THE BANKS . . . . . . . . . . . . . . . . . . .  2

VOTING AT THE ANNUAL MEETING   . . . . . . . . . . . . . . . . . . . . . .   2

PRINCIPAL HOLDERS OF BANCORP COMMON STOCK  . . . . . . . . . . . . . . . .   3

ELECTION OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . .   4

MEETINGS AND COMMITTEES OF THE BOARD . . . . . . . . . . . . . . . . . . .   9

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION . . . . . . . .  10

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS . . . . . . . . . . . . .  11

TRANSACTIONS WITH MANAGEMENT AND OTHERS . . . . . . . . . . . . . . . . . . 16

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . 16

SUBMISSION OF SHAREHOLDER PROPOSALS   . . . . . . . . . . . . . . . . . . . 16

OTHER MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

APPENDIX :
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . .  A-1
MARKET DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS
      AND FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . . .  A-2
CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . .  A-12
CONSOLIDATED STATEMENTS OF INCOME   . . . . . . . . . . . . . . . . . . .  A-13
CONSOLIDATED STATEMENTS OF CHANGES IN  STOCKHOLDERS' EQUITY . . . . . . .  A-14
CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . . . . . .  A-15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . .  A-16
REPORT OF INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . .  A-33
MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . .  A-34



                              Annual Report On Form 10-K


A copy of S.Y. Bancorp, Inc.'s 1996 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge within one business day following receipt of a written or oral request directed to: Ms. Nancy B. Davis, Senior Vice President, Treasurer and Chief Financial Officer, S.Y. Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232, (502) 625-9176.

                                  S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                             LOUISVILLE, KENTUCKY  40206
                                  (502) 582-2571


                                   PROXY STATEMENT
                            ANNUAL MEETING OF SHAREHOLDERS
                                    April 23, 1997


                                       GENERAL

    This Proxy Statement is furnished to the shareholders of S.Y. BANCORP, INC. ("Bancorp") in connection with the solicitation of proxies by Bancorp's Board of Directors for use at the Annual Meeting of Shareholders (the "Annual
Meeting") to be held on Wednesday, April 23, 1997, at 10:00 a.m., local time, at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40202. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent or given to shareholders is March 21, 1997. The mailing address of Bancorp's principal executive offices is P.O. Box 32890, Louisville, Kentucky 40232-2890.

    Only shareholders of record at the close of business on March 7, 1997, are entitled to notice of and to vote at the Annual Meeting.

    Any valid and unrevoked proxy will be voted as specified in the proxy. If a shareholder does not specify otherwise, the shares represented by the shareholder's proxy will be voted (a) FOR approval of the action of the Board of Directors fixing the number of directors at fifteen (15) and FOR election of the persons named in this Proxy Statement as directors of Bancorp, in accordance with the terms and conditions set forth in this Proxy Statement; and (b) in their discretion, on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, including matters incident to its conduct.

    All expenses of preparing, printing, mailing, and delivering the proxy and all materials used in the solicitation thereof will be borne by Bancorp. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telefax by directors and officers of Bancorp, none of whom will receive additional compensation for such services. Bancorp has also requested brokerage houses, custodians, and nominees to forward soliciting materials to the beneficial owners of Bancorp's Common Stock, no par value ("Bancorp Common Stock"), held of record by them and will pay the reasonable expenses of such persons for forwarding such materials.

    Proxies may be revoked at any time before the taking of the vote at the Annual Meeting by written notice of revocation to the Secretary of Bancorp, by delivery of a later dated proxy or by voting in person at the meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the Secretary in writing prior to voting of the proxy.

                        RELATIONSHIP OF BANCORP AND THE BANKS

    Bancorp is a bank holding company within the meaning of the Bank Holding Company Act of 1956 and pursuant to that act is registered with the Board of Governors of the Federal Reserve System. Bancorp has two subsidiaries. Both Stock Yards Bank & Trust Company ("the Kentucky Bank") and Stock Yards Bank & Trust Company ("the Indiana Bank") are wholly owned by Bancorp and engaged in the business of commercial banking. See "MEETINGS AND COMMITTEES OF THE BOARD".

                             VOTING AT THE ANNUAL MEETING

    On March 7, 1997, the record date for the Annual Meeting fixed by Bancorp's Board of Directors, there were issued and outstanding, and entitled to vote at the Annual Meeting, 3,274,353 shares of Bancorp Common Stock. Bancorp has no class of stock other than common stock. The holders of a majority of the total shares of Bancorp Common Stock issued and outstanding and entitled to vote, whether present in person or by proxy, will constitute a quorum for the
transaction of business at the Annual Meeting.   See note (3) to the tabulation
under the heading, "PRINCIPAL HOLDERS OF BANCORP COMMON STOCK," for a discussion of shares held by the Kentucky Bank in fiduciary capacities.

     Each share of Bancorp Common Stock is entitled to one vote on all matters presented to the shareholders with the exception of the election of directors. In the election of directors, Kentucky's Constitution mandates that shareholders have cumulative voting rights. Under cumulative voting rights, each shareholder is entitled to cast as many votes in the aggregate as equal the number of shares of Bancorp Common Stock owned by him or her multiplied by the number of directors to be elected. Each shareholder, or his or her proxy, may cast all of his or her votes (as thus determined) for a single nominee for director or may distribute them among two or more nominees, in the shareholder's discretion.

     Directors will be elected by a plurality of the total votes cast at the Annual Meeting. Assuming five directors are to be elected, a plurality means that the five nominees receiving the highest number of votes will be deemed elected.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the judges appointed for the meeting, who will conduct the voting and certify the results. The judges will also determine whether or not a quorum is present at the meeting. A shareholder entitled to vote for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to fix the number of directors. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated by the judges as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PRINCIPAL HOLDERS OF BANCORP COMMON STOCK

    At January 31, 1997, Bancorp had 3,273,553 shares of Bancorp Common Stock issued and outstanding held by 803 shareholders of record. The following tabulation shows the amount and percent of Bancorp Common Stock owned beneficially at January 31, 1997, by those persons known by Bancorp to own, or be deemed to own, beneficially five percent (5%) or more of such stock. The tabulation also shows the beneficial ownership of Bancorp Common Stock by all directors, executive officers and employees of Bancorp and the Banks at January 31, 1997. Unless otherwise noted, the sole voting and investment power with respect to such stock is held by the beneficial owner named. For a tabulation of the beneficial ownership of Bancorp Common Stock by individual directors of Bancorp and nominees for election as directors of Bancorp at the Annual Meeting, see "ELECTION OF DIRECTORS."


                                            Amount and Nature      Percent of
   Name and Address                           of Beneficial      Bancorp Common
  of Beneficial Owner                           Ownership(1)       Stock(1)(2)
  -------------------                       -----------------    --------------

Stock Yards Bank & Trust Company                 378,972(3)          10.04%
1040 East Main Street
Louisville, Kentucky 40206

Directors and executive officers of              373,616             11.13%
Bancorp as a group (14 persons)(4)(5)

Directors, executive officers, and               473,711(6)          14.11%
employees of Bancorp and the Banks
as a group (109 persons)(4)(5)



Notes:

(1) As of January 31, 1997.

(2) Shares of Bancorp Common Stock subject to currently exercisable options under Bancorp's Stock Option Plan are deemed outstanding for computing the percentage of Bancorp Common Stock of the person holding such options but are not deemed outstanding for computing the percentage of Bancorp Common Stock of any other person.

(3) Held by the Kentucky Bank as agent, trustee, personal representative and in other fiduciary capacities, including 33,216 shares held as Trustee under the Kentucky Bank's Employee Stock Ownership Plan (the "ESOP"). As to 30,541 shares held in the ESOP, participants direct the Kentucky Bank, as Trustee, to vote the vested portion of the participant's account balance attributable to Bancorp Common Stock. The other 2,675 shares held by the Kentucky Bank as Trustee under the ESOP (together with any shares for which no directions are received from participants in the ESOP) may then be voted in the same proportions as the directions given to the Bank, as trustee, by the respective participants. Under the ESOP, participants or their beneficiaries are eligible to receive the balance of their accounts in-kind upon retirement, death or disability. The vested portion of a participant's account balance in the ESOP is eligible for distribution in-kind upon termination of employment.

(4) "Executive Officer" means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions.

(5) For a description of the voting and investment power with respect to the shares beneficially owned by the fourteen directors and nominees for election as directors of Bancorp, see the table under the heading, "ELECTION OF DIRECTORS."

(6) The shares held by the group, include 360,612 shares held by officers and employees of the Kentucky Bank. In addition, 82,558 shares are subject to currently exercisable stock options and 30,541 shares are held by present employees of the Kentucky Bank in their ESOP accounts at December 31, 1996, with sole voting power and no current investment power. Bancorp has not undertaken the expense and effort of compiling the number of shares certain officers and employees of the Kentucky Bank may hold other than directly in their own name.


                                 ELECTION OF DIRECTORS

     The Articles of Incorporation and Bylaws of Bancorp provide that the Board of Directors shall be composed of not less than nine (9) nor more than twenty-five (25) members. The bylaws provide that the exact number of members shall be fixed each year by the Board of Directors prior to the giving of notice of the Annual Meeting, subject to any later resolution adopted by the shareholders at the Annual Meeting. At its February 11, 1997 meeting, the Board of Directors fixed the number of directors at fifteen (15). The Board of Directors has recommended that the number of directors constituting the Board be fixed at fifteen for the ensuing year, subject to the approval of shareholders at the annual meeting. Assuming five directors are to be elected, there will be fourteen (14) individuals serving on the Board as of the date of the 1997 Annual Meeting.

    Bancorp's Articles of Incorporation direct the Board of Directors to be classified into three classes of directors of as nearly equal size as possible with only one class of directors being elected each year. Accordingly, at the 1997 Annual Meeting, five Directors are to be elected to hold office for three-year terms, or until successors are elected and qualified. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named below. Proxies may not be voted for a greater number of persons than the number of nominees named below.

     At the Annual Meeting, a resolution will be submitted approving the action of the Board of Directors fixing the number of directors at fifteen (15), and, if such resolution is adopted, the five persons named in the following table will be nominated on behalf of the Board of Directors for election as directors of Bancorp. The affirmative vote of a majority of the shares of Bancorp Common Stock represented at the Annual Meeting in person or by proxy will be required for approval of the resolution fixing the number of directors.

     In the event (1) any person or persons other than the following nominees are nominated as directors, or (2) the number of directors to be elected shall be less or more than five, the proxies named in the enclosed proxy, or their substitutes, shall have the right in their discretion to vote for some number less or more than all the nominees or for less or more than all of the aforesaid nominees. In the event any of the nominees becomes unwilling or unable to accept nomination or election, the said proxies shall have the right to vote for any substitute nominee in place of the nominee who has become unwilling or unable to accept nomination or election. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director.

    All of the nominees and continuing directors of Bancorp are currently serving as directors of the Kentucky Bank and were elected to that position on April 24, 1996, by the written consent of Bancorp, the sole shareholder of the Kentucky Bank. It is anticipated that, if elected as directors of Bancorp at the Annual Meeting, Bancorp, as the sole shareholder of the Kentucky Bank, will, by written consent, elect the following nominees and continuing directors of Bancorp as directors of the Kentucky Bank to serve a one year term.

    There are no arrangements or understandings regarding the selection or election of any of the following nominees as directors of Bancorp. All nominations for membership on the Board of Directors of Bancorp originated with the Board of Directors.

Nominees To Serve A Three Year Term Expiring 2000
-------------------------------------------------
                                                        Bancorp Common Stock
                                                         Beneficially Owned
  Name, Age, And                                         at January 31, 1997
 Year First Became       Principal Occupation;        -------------------------
   Director (1)        Certain Directorships(2)(3)    Amount(4)(5)   % of Class
 -----------------     ---------------------------    ------------   ----------

James E. Carrico       Vice President, Property          8,928             (6)
Age 55                 and Casualty Operations
Director since 1978    Accordia/ReagerHarris
                       (insurance agency)

Jack M. Crowner        Owner, Jack Crowner &            32,721(7)         1.00%
Age 64                 Associates (radio and
Director since 1979    TV broadcasting)

Leonard Kaufman        Retired(8)                       66,603(9)         2.02%
Age 67
Director since 1964

George R. Keller       Founder, Tumbleweed               7,921(10)        (6)
Age 47                 Mexican Food, Inc.
Director since 1991    (restaurant)

Bruce P. Madison       Vice President and               12,857(11)        (6)
Age 46                 Treasurer, Plumbers
Director since 1989    Supply Company, Inc.
                       (wholesale plumbing)

Continuing Directors - Term Expiring 1998
-----------------------------------------
                                                         Bancorp Common Stock
                                                         Beneficially Owned
  Name, Age, And                                         at January 31, 1997
 Year First Became       Principal Occupation;        -------------------------
   Director (1)        Certain Directorships(2)(3)    Amount(4)(5)   % of Class
 -----------------     ---------------------------    ------------   ----------

David H. Brooks          Chairman and                   31,695(13)      (6)
Age 54                   Chief Executive Officer
Director since 1985      Bancorp and the Banks(12)

Carl T. Fischer, Jr.     Farmer & horse breeder         30,432(14)      (6)
Age 63
Director since 1980

Stanley A. Gall, M.D.    Professor and Chairman,         1,386          (6)
Age 60                   Department of Obstetrics
Director since 1994 (15) and Gynecology,
                         University of Louisville

Henry A. Meyer           President, Henry               47,344(16)     1.45%
Age 66                   Fruechtenicht Co., Inc.
Director since 1966      (feed supplier)


Continuing Directors - Term Expiring 1999
-----------------------------------------

Charles R. Edinger, III  Vice President, J.             21,965(17)      (6)
Age 47                   Edinger & Son, Inc.
Director since 1984      (truck body assembly)

David P. Heintzman       President,                     21,251(19)      (6)
Age 37                   Bancorp and the Banks(18)
Director since 1992

Norman Tasman            President, Secretary and       57,884(21)     1.77%
Age 45                   Treasurer, Tasman Industries,
Director since 1995 (20) Inc. and President,
                         Tasman Hide Processing, Inc.

Kathy C. Thompson        Executive Vice President and    8,028(24)      (6)
Age 35                   Secretary, Bancorp and
Director since 1994 (22) Executive Vice President,
                         Kentucky Bank(23)

Bertrand A. Trompeter    Retired, John F.               24,600(26)      (6)
Age 68                   Trompeter Co. (tobacco
Director since 1980(25)  and candy wholesaler

Notes:

(1)   Ages listed are as of December 31, 1996.

(2) Except as otherwise noted, each director and nominee has been engaged in his or her principal occupation for five years or more.

(3) No director or nominee holds any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such act or any company registered as an investment company under the Investment Company Act of 1940.

(4)   This column  includes,  in some instances,  shares  in which  members of
      the nominee's or director's immediate   family  have a  beneficial
      interest. The column does not, however, include the interest of certain of the listed nominees or directors in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(5) Includes 150 qualifying shares for each director and, for each non-employee director, 400 shares subject to currently exercisable stock options issued under Bancorp's stock option plan.

(6)   Less than one percent (1%) of outstanding Bancorp Common Stock.

(7)   Includes 20,134  shares owned by Mr. Crowner's wife.

(8) Prior to his retirement in January, 1993, Mr. Kaufman was Chairman and Chief Executive Officer of Bancorp and the Kentucky Bank.

(9) Includes 20,180 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plan, 25,930 shares owned by Mr. Kaufman's wife, and 78 shares jointly owned by Mr. Kaufman and his wife.

(10)  Includes 1,141 shares jointly owned by Mr. Keller and his wife.

(11) Includes 4,732 shares jointly owned by Mr. Madison and his wife, 393 shares owned by Mr. Madison's wife, and 6,938 shares held by Mrs. Madison as custodian for their minor children.

(12) Mr. Brooks was appointed Chairman and Chief Executive Officer of Bancorp and the Kentucky Bank in January, 1993. Prior thereto he was President of Bancorp and the Kentucky Bank.

(13) Includes 14,692 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plans, 1,310 shares held by Mr. Brooks as custodian for his son, 11,584 shares owned by Mr. Brooks's wife, and 3,101 shares held in Mr. Brooks's ESOP account at December 31, 1996.

(14) Includes 19,616 shares held by Mr. Fischer as trustee under an irrevocable trust established by his father.

(15) Dr. Gall was elected as a director of Bancorp and the Kentucky Bank at the meetings of the respective Boards of Directors held on January 11, 1994. Dr. Gall was re-elected to the Board at the April, 1994 Annual Meeting.

(16)  Includes 22,892 shares owned by Mr. Meyer's wife.

(17)  Includes 10,251 shares owned by Mr. Edinger's wife.

(18) Mr. Heintzman was appointed President of Bancorp and the Kentucky Bank in January, 1993. He was appointed Treasurer and Chief Financial Officer of Bancorp in April, 1989 and Secretary in February, 1990. Prior thereto, he was Assistant Treasurer of Bancorp and Executive Vice President of the Kentucky Bank. See Note (26) below.

(19) Includes 10,336 shares subject to currently exercisable stock options issued under Bancorp's Stock Option plans, 1,457 shares owned by Mr. Heintzman's wife, 2,003 shares jointly owned by Mr. Heintzman and his wife, 873 shares held by Mr. Heintzman as custodian for his minor daughter, and 1,910 shares held in Mr. Heintzman's ESOP account at December 31, 1996.

(20) Mr. Tasman was elected as a director of Bancorp and the Kentucky Bank at the meetings of the respective Boards of Directors held on January 10, 1995. Mr. Tasman was re-elected to the Board at the April, 1995 Annual Meeting.

(21) Includes 46,000 shares owned by Mr. Tasman's mother for which Mr. Tasman shares voting control but from which he derives no economic benefit. Includes 9,968 shares held jointly by Mr. Tasman and his wife, and 1,112 shares held as custodian for his minor son.

(22)  Ms.  Thompson  was  elected  as  a  director of  Bancorp  and  the
      Kentucky  Bank  at   the meetings of the  respective  Boards of Directors
      held in January, 1994. Ms. Thompson was re-elected to the Board at the April, 1994 Annual Meeting.

(23)  Ms.  Thompson  joined  the  Kentucky  Bank  in  June, 1992  as  Senior
      Vice  President   and Manager  of  the  Trust  Division.   Prior  thereto,
      she  was  a  Vice  President  of  PNC   Bank Kentucky's Trust Division.

(24) Includes 5,760 shares subject to currently exercisable stock options issued under Bancorp's Stock Option Plans and 304 shares held in Ms. Thompson's ESOP account at December 31, 1996.

(25) Mr. Trompeter is the father-in-law of Mr. David P. Heintzman. No other family relationship exists among the directors and executive officers of Bancorp or the Banks.

(26) Includes 13,280 shares owned by Mr. Trompeter's wife and 3,267 held in a trust account from which Mr. Trompeter derives beneficial interest.


Messrs. David H. Brooks and David P. Heintzman and Ms. Thompson are Bancorp's three executive officers and the above tabulation also includes other information with respect to them. Bancorp's executive officers serve at the pleasure of Bancorp's Board of Directors and there are no arrangements or understandings regarding their selection or appointment as officers of Bancorp.

                         MEETINGS AND COMMITTEES OF THE BOARD
BOARD MEETINGS

    During 1996, the Board of Directors of Bancorp held a total of twelve regularly scheduled and special meetings.

    All directors of Bancorp are also directors of the Kentucky Bank. Mr. Brooks and Mr. Heintzman serve as directors for the Indiana Bank. During 1996, the Kentucky Bank's Board of Directors held a total of thirteen regularly scheduled and special meetings. The Indiana Bank's Board of Directors held four meetings in 1996 following Bancorp's acquisition of the Indiana Bank.

    All incumbent directors except Dr. Gall attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.


COMMITTEES OF BANCORP

    Bancorp has a standing Audit Committee, but it has no standing nominating or compensation committee of the Board of Directors or committees performing similar functions. See "MEETINGS AND COMMITTEES OF THE BOARD-Committees of the Kentucky Bank" for a discussion of Kentucky Bank's Compensation Committee and its functions.

    Bancorp's Board of Directors considers matters relating to the selection and nomination of directors, but there is no standing nominating committee of the Board of Directors. There are no formal procedures whereby a security holder may recommend nominees to the Board of Directors.

    AUDIT COMMITTEE. The Audit Committee consists of four members of Bancorp's Board of Directors: Jack M. Crowner, Carl T. Fischer, Jr., Bruce P. Madison, and Henry A. Meyer. The committee held four meetings in 1996. The committee reviews with Bancorp's independent auditors the general audit plan and results of the audit engagement, other services performed by the auditors, and the audit fees. Review of internal audit officer's plans and reports, regulatory compliance officer's plans and reports and internal accounting controls are part of the function of the committee.

COMMITTEES OF THE  KENTUCKY BANK

    The Kentucky Bank has a standing Compensation Committee, but it has no standing audit or nominating committees or committees performing similar functions.

    COMPENSATION COMMITTEE. The Compensation Committee consists of four members of the Kentucky Bank's and Bancorp's Board of Directors. The committee considers matters relating to the salary and other compensation of officers of the Kentucky Bank and Bancorp. The members of the committee are Bruce P. Madison, James E. Carrico, Jack M. Crowner, and Henry A. Meyer. The committee meets at least annually and held two meetings in 1996. In 1997, this committee will become a committee of Bancorp. As such it will consider matters relating to the salary and other compensation of officers of the Indiana Bank.

             REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    It is the philosophy of the Compensation Committee to ensure the compensation of Bancorp's executive officers is adequate to attract and retain talented individuals with proven abilities to lead Bancorp and the Banks so growth and profitability are realized while maintaining stability and capital strength.

    Corporate profitability and shareholder value are important performance measurements; however, executive officer base compensation is not directly related to either. Compensation levels are determined by a number of factors including comparisons with companies of similar size and complexity. While executive base compensation is not quantitatively related to Bancorp's or the Banks' financial performance, there is a qualitative relationship between performance and executive officer compensation. The salary increases noted in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS," were made in light of Bancorp's and the Banks' market and earnings growth and other favorable factors. Salaries are based on individual performance contributions within a competitive salary range for each position. Pay levels are competitive within a range the Committee considers to be reasonable and necessary.

    The salary of the Chief Executive Officer is determined substantially as described above with additional considerations. A range of salaries is determined by gathering information regarding salaries at similarly sized banks and other businesses. This information is obtained from industry publications such as Sheshunoff, from published compensation studies of both banks and other businesses, and from area business publications such as BUSINESS FIRST, a weekly business newspaper of the Louisville metropolitan area. The Compensation Committee considers the Chief Executive Officer's leadership skills and managerial results. Among these considerations are consolidated financial performance and condition, growth of the Banks, regulators' conclusions, community involvement and the CEO's ability to choose and lead his management team. Both subjective and objective as well as quantitative and qualitative measures are used. The Compensation Committee reaches a conclusion as to an appropriate salary and presents it to the Board of Directors for discussion and approval. While peer group comparisons of salaries include companies which are also included in the indices used for the shareholder return performance graph on page 15 there is no direct correlation between the companies used in CEO compensation and companies included in that graph.

    Beginning in 1993, the Board of Directors of the Kentucky Bank approved an incentive compensation plan which included all officers. The objectives of this performance based plan include helping to attract, retain and reward employees. Obtaining and retaining talented officers helps ensure Bancorp's profitability and financial strength. The annual determination as to whether any incentive will be paid is based upon the achievement of certain set goals for earnings growth, return on average assets and return on average equity. In 1995, the Compensation Committee changed the executive officers' compensation arrangements to be more heavily weighted toward incentives than to base salaries. The committee feels that in a time of significant expansion, there is potential for strong earnings growth as long as the process is managed with adequate focus on cost control to prevent deterioration of earnings. Therefore, the committee established a tiered incentive program based upon the achievement of net income goals and executive officers' base salaries were increased only nominally for 1995. For 1996, executive officers salaries were increased based upon historical performance and the complexity of the organization. Incentive arrangements remained in place to help provide a reward for achievement of extraordinary operational and financial results. Incentives are computed using a formula based upon the amount net income and other factors increase over the
prior year.   Amounts in 1996 under this incentive plan for individuals listed in the Summary Compensation Table are shown in the column entitled "Bonus".

    The Committee also believes by providing those persons who have responsibility for the management and growth of Bancorp and the Banks with an opportunity to increase their ownership of Bancorp Common Stock, the best interests of shareholders and officers will be similarly aligned. Executive officers are granted options, from time to time, giving them the right to purchase Bancorp Common Stock at a specified price in the future. The number of stock options granted is based upon individual performance contributions and comparative practices. See the discussion under "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS-Stock Incentive Plan" page 12. All options for shares available for issuance under the 1984 Stock Option Plan have been granted. The 1995 Stock Incentive Plan was approved by shareholders at the 1995 Annual Meeting.

    In summary, the Committee believes the total compensation program for Bancorp's executive officers is competitive with programs offered by similar institutions, and executive compensation is appropriate to further the goals and objectives of Bancorp and the Banks.

                                COMPENSATION COMMITTEE

                                   James E. Carrico
                                   Jack M. Crowner
                                   Bruce P. Madison
                                    Henry A. Meyer

                   COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

    The following table shows the compensation paid by the Kentucky Bank for the three years ended December 31, 1996, for services in all capacities to executive officers of Bancorp.


                              Summary Compensation Table
                           --------------------------------
                                                            Long Term
                                                             Compen-
                               Annual Compensation            sation
                          --------------------------------- ----------
                                                    Other   Securities
Name and                                            Annual    Under-   All Other
Principal                                           Compen-   lying    Compen-
Position            Year    Salary     Bonus(1)     sation(2) Options  sation(3)
---------           ----   --------    -------       ------   -------  ---------
David H. Brooks    1996   $185,000    $55,500          -          -    $35,232
Chairman and Chief 1995    175,000     85,000          -      6,800     37,333
Executive Officer  1994    170,000     27,860          -      2,490     32,080

David P. Heintzman 1996    150,000     45,000          -          -     34,019
President          1995    130,000     65,000          -      6,800     34,666
                   1994    125,000     20,860          -      2,490     31,997

Kathy C. Thompson  1996    100,000     20,000          -          -     26,839
Executive Vice     1995     94,000     12,000          -      5,000     26,284
President and      1994     90,000      6,800          -      2,200     24,876
Secretary

Notes:

(1) Incentive compensation plan is described in "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," page 10.

(2) The aggregate amount of all perquisites and other personal benefits received by the individuals listed in the above table did not exceed 10 percent of the total annual salary reported for the respective executive officer.

(3) Includes director compensation (See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS-Director Compensation") and contributions by the Kentucky Bank to the Bank's defined  contribution  plans  (money
    purchase,  deferred  income  (401(k))  profit  sharing and   employee
    stock  ownership  plans).     For  Mr.  Brooks,   these  amounts  are
    $7,800; $14,844;  $6,000;  and  $3,000,  respectively.  For Mr. Heintzman, these  amounts  are  $7,800; $14,844;  $5,812  and  $3,000, respectively.
    For Ms.  Thompson,  these  amounts  are $7,800; $8,704; $6,000   and
    $2,000, respectively.  Also  includes  for  Mr.  Brooks,  Mr. Heintzman and
    Ms.  Thompson, respectively,  $3,588,   $2,563  and  $2,335  representing
    various  payments, primarily  life insurance policy premiums.    The
    officer's  families  are  the  beneficiaries  of these policies.

STOCK INCENTIVE PLAN

    Bancorp has a stock option plan under which options may be granted to
officers, other key employees of the Banks, and non-employee directors.   Key
employees are those persons who, in the judgement of the Compensation Committee,
are  mainly  responsible  for the success  of the Banks.    Options under this
plan are granted at the fair market value of Bancorp's Common Stock at the time of the grant. No options were granted in 1996.

    The following table shows, as to the individuals included in the Summary Compensation Table, information as to aggregate options exercised in 1996 and December 31, 1996 year end option values.

AGGREGATED OPTIONS EXERCISED IN 1996 AND 1996 YEAR END OPTION VALUES



                                               Number of Securities
                                              Underlying Unexercised    Value of Unexercised
                   Shares Acquired   Value          Options at          in the Money Options
    Name             on Exercise    Realized     December 31, 1996      at December 31, 1996
    ----           ---------------  --------  ----------------------    --------------------
David H. Brooks             -       $    -            25,840(1)               $ 475,703(4)
David P. Heintzman       3,956       63,437           21,484(2)                 339,483(5)
Kathy C. Thompson           -            -            14,400(3)                 216,100(6)




(1) 14,692 options are currently exercisable. 11,148 options are not yet vested as provided by a vesting schedule of 20% per year beginning one year from date of issue.

(2) 10,336 options are currently exercisable. 11,148 options are not yet vested as provided by a vesting schedule of 20% per year beginning one year from date of issue.

(3) 5,760 options are currently exercisable. 8,640 options are not yet vested as provided by a vesting schedule of 20% per year beginning one year from date of issue.

(4) Of this total $309,100 relates to options which are currently exercisable, and $166,603 relates to options yet to vest as described at (1) above.

(5) Of this total $172,880 relates to options which are currently exercisable, and $166,603 relates to options yet to vest as described at (2) above.

(6) Of this total $86,440 relates to options which are currently exercisable, and $129,660 relates to options yet to vest as described at (3) above.


SENIOR OFFICER SECURITY PLAN

    The Kentucky Bank has established a Senior Officer Security Plan (the "Security Plan") for a select group of management and highly compensated officers who contribute materially to the continued growth, development and future business success of the Kentucky Bank. Life insurance owned and paid for by the Kentucky Bank has been purchased on each covered officer. The Security Plan is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Kentucky Bank will recover both the cost of benefits and after tax costs of the plan. The amount of benefits to be received under the Security Plan was determined by projecting each participant's current salary amount to that at his/her retirement date. His/her expected social security benefits and expected benefits under the defined contribution plans were also estimated. The Security Plan supplemental retirement benefit amount was determined to be the amount necessary to bring total retirement payments to an approximate 75% of his/her projected salary at retirement age.

    Under the Security Plan, the following individuals listed in the Summary Compensation Table at page 11 will receive the following annual supplemental retirement benefits at their normal retirement age of 65:

  David H  Brooks, $84,000 each year for 15 years
  David P. Heintzman, $136,500 each year for 15 years
  Kathy C. Thompson, $82,000 each year for 15 years

    In addition, there are pre-retirement death and disability benefits provided for Mr. Brooks in the Security Plan.

SENIOR EXECUTIVE SEVERANCE AGREEMENT

    The Kentucky Bank has established a Senior Executive Severance Agreement (the "Severance Agreement") for certain senior officers, including the Executive Officers, of the Kentucky Bank. Bancorp and the Kentucky Bank have concluded it to be in the best interests of Bancorp, its Shareholders and the Kentucky Bank to take reasonable steps to help assure key executives of the Kentucky Bank that they will be treated fairly in the event of a tender offer or takeover bid, or an actual change of control. It is important, should Bancorp receive take over or acquisition proposals from third parties, that Bancorp be able to call upon the key executives of the Kentucky Bank for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. This severance agreement was not entered into because of any belief by management that a change in control of Bancorp was imminent.

    The Severance Agreement provides that, in the event (1) an executive is forced to resign following a change in control of Bancorp or (2) an executive voluntarily terminates employment with the Kentucky Bank for up to three years following a change in control, the Kentucky Bank will pay the executive a severance payment equal to 299 percent of the executive's annual salary. Should voluntary termination occur between 24 and 36 months following the change in control, the executive will receive only 2/3 of the severance payment. Furthermore, if the executive is 58 years old or more at the date of the severance payment, the amount of the payment is reduced. As the executive approaches retirement age of 65 years, the severance payment decreases proportionately to zero at age 65. The severance agreement also provides that the Kentucky Bank pay legal fees and expenses incurred in contesting any termination or enforcing the severance agreement.

    In the event of receipt of severance payments by an executive officer, the executive officer, for a period of eighteen months will not solicit customers of the Kentucky Bank, divert from the Kentucky Bank any customer of the Kentucky Bank or solicit for employment any employee of the Kentucky Bank.

DIRECTOR COMPENSATION

    Directors of Bancorp receive no compensation for attendance at regular or special meetings of the board if the meetings are held immediately before or after a regular or special meeting of the Board of Directors of the Kentucky Bank. However, Bancorp's directors are paid $600 for each meeting of Bancorp's Board of Directors attended if the meeting is not held immediately before or after a meeting of the Board of Directors of the Kentucky Bank. Bancorp's directors, who are also directors of the Kentucky Bank, are paid $600 for each Kentucky Bank board meeting attended. Non-employee directors receive an annual retainer of $1,200.

    Non-employee directors of Bancorp and the Kentucky Bank who are members of the various committees of the respective Boards of Directors are also paid the following fees: $200 per meeting attended of Bancorp's Audit Committee and the Kentucky Bank's Compensation, Loan and Trust Committees.

    Beginning in 1996, non-employee directors receive options to purchase 1,000 shares of Bancorp Common Stock. These options are granted at the fair market value of Bancorp Common Stock at the time of the grant.

    Directors of the Indiana Bank are not compensated for attendance at meetings of the Board of Directors of the Indiana Bank.

SHAREHOLDER RETURN PERFORMANCE GRAPH

    The following performance graph compares the performance of Bancorp Common Stock to the NASDAQ U.S. index and to the NASDAQ Banking index for Bancorp's last five fiscal years. The graph assumes the value of the investment in Bancorp Common Stock and in each index was $100 at December 31, 1991, and that all dividends were reinvested.









                    1991       1992       1993      1994      1995      1996
                    ----       ----       ----      ----      ----      ----

S.Y. Bancorp, Inc. 100.00     136.60     188.87    237.43    341.37    481.92
NASDAQ U.S. Index  100.00     116.40     133.52    130.51    184.67    227.13
NASDAQ Banking
Index              100.00     145.60     165.93    165.45    246.41    325.61

                       TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Kentucky Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Bancorp and the Banks and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. In the opinion of management of Bancorp and the Banks, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

    At December 31, 1996, loans to directors and officers of Bancorp and the Banks and their associates totaled $1,824,000, equaling 5.8% of the Bancorp's consolidated stockholders' equity.

    During 1996, Bancorp and the Banks purchased property damage and other insurance through Accordia of Louisville/ReagerHarris, Inc., a general insurance agency, for which net premiums aggregating $156,700 were paid to Accordia of Louisville/ReagerHarris, Inc. Net commissions earned by Accordia of Louisville/ReagerHarris, Inc., on account of such insurance totaled $14,800 in 1996. Mr. James E. Carrico, a director of Bancorp and the Kentucky Bank, is a shareholder, director and Vice President of Accordia of Louisville/ReagerHarris, Inc.

                INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick has been engaged to audit the consolidated financial statements of Bancorp for the past eight years. Management intends to recommend that KPMG Peat Marwick be engaged to perform the independent audit of Bancorp's consolidated financial statements for the year ending December 31, 1997, and it is anticipated that such recommendation will be followed by Bancorp's Board of Directors.

    Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                         SUBMISSION OF SHAREHOLDER PROPOSALS

    Any proposals by shareholders intended to be presented at Bancorp's 1998 Annual Meeting of shareholders must be received by Bancorp at its principal executive offices by November 21, 1997, to be included in Bancorp's Proxy Statement and form of proxy for the 1998 Annual Meeting. The Board of Directors will decide, subject to the rules of the Securities and Exchange Commission, whether such proposals are appropriate for inclusion in the proxy statement and form of proxy.

    In addition, Bancorp's Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the secretary of Bancorp no earlier than 90, nor later than 60, days before an Annual Meeting, and must contain the information prescribed by the Bylaws, copies of which are available from the secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in Bancorp's proxy statement.

                                    OTHER MATTERS

    The officers and directors of Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.



                                        By Order Of The Board Of Directors

                                        /s/ David H. Brooks
                                        --------------------------------------
                                        David H. Brooks
                                        Chairman and Chief Executive Officer
                                        S.Y. Bancorp, Inc.

Louisville, Kentucky
March 21, 1997

SELECTED CONSOLIDATED FINANCIAL DATA

                                          YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------
(Dollars in thousands except
  per share data)               1996      1995      1994      1993      1992
------------------------------------------------------------------------------

Net interest income          $ 16,538  $ 14,609  $ 12,338  $  9,811  $  8,729
Provision for loan losses         800     1,260     1,000       820       720
Net income                      5,179     4,056     3,101     2,515     2,005



PER SHARE DATA
Primary net income              $1.54     $1.23      $.95      $.77      $.62
Fully diluted net income         1.54      1.23       .95       .77       .62
Cash dividends declared           .40       .36       .29       .21       .17

AVERAGES
Stockholders' equity         $ 29,675  $ 25,964  $ 23,320  $ 21,011  $ 19,064
Assets                        352,977   295,892   253,139   236,015   225,704
Long-term debt                  1,171       607       617       617       634

RATIOS
Average stockholders' equity
  to average assets              8.41%     8.77%     9.21%     8.90%     8.45%
Return on average
  stockholders' equity          17.45     15.62     13.30     11.97     10.52
Return on average assets         1.47      1.37      1.23      1.07       .89



MARKET DATA

Bancorp's common stock is traded on the NASDAQ Small Cap market under the symbol SYBA. The table below sets forth the quarterly high and low market prices of Bancorp's common stock, and dividends declared per share. The payment of dividends by the Banks to Bancorp is subject to the restriction described in note 15 to the consolidated financial statements. On December 31, 1996, Bancorp had 804 shareholders of record. The information below has been adjusted to reflect the August 1996 2-for-1 stock split.

                          1996                          1995
------------------------------------------------------------------------------
                               Cash Dividends                   Cash Dividends
Quarter       High       Low    Declared     High       Low       Declared
------------------------------------------------------------------------------

First       $ 25.50   $ 21.25   $ .10      $ 17.00   $ 14.50       $ .08
Second        28.75     25.00     .10        19.63     16.38         .09
Third         34.50     24.63     .10        19.69     18.25         .09
Fourth        34.50     27.25     .10        21.25     19.63         .10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The purpose of this discussion is to provide information as to the analysis of the consolidated financial condition and results of operations of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiaries, Stock Yards Bank & Trust Company, a Kentucky Bank, and Stock Yards Bank & Trust Company, an Indiana Bank (the Banks). This discussion should be read in conjunction with Bancorp's consolidated financial statements and accompanying notes and other schedules presented elsewhere in this report.

ACQUISITION
On October 1, 1996, the acquisition of the Austin State Bank in Scott County, Indiana was completed. Bancorp purchased 100% of the common stock of the Austin bank for a total purchase price of $2,803,000 including acquisition costs of $128,000. The acquisition was accounted for as a purchase. Assets with a fair value of $9,065,000 and liabilities with a fair value of $7,303,000 were acquired, and these amounts are reflected in the December 31, 1996 consolidated balance sheet. Results of operations of the Austin bank subsequent to the acquisition date are included in the 1996 consolidated income statement, statement of changes in stockholders' equity and statement of cash flows.

The excess of the purchase price over the value of net assets acquired of $1,041,000 is being amortized over fifteen years. Amortization of goodwill decreased net income by $12,000 in 1996 and is expected to decrease net income by approximately $69,000 per year for the remainder of the amortization period.

The name of the Austin bank was changed to Stock Yards Bank & Trust Company.
The Indiana bank has retained its Indiana charter. Management's primary intent in this acquisition was to be able to establish banking operations in southern Indiana. Clarksville, Jeffersonville and New Albany are a natural part of Bancorp's market. Current banking laws do not permit the Kentucky bank to branch in Indiana. While interstate banking laws are about to change, it is anticipated Kentucky and Indiana will still not permit branching on the opposite side of the Ohio River. Regulatory approval of a branch in Clarksville has been obtained and it is anticipated the Indiana bank will open a branch in Clarksville by mid 1997.

RESULTS OF OPERATIONS
Net income was $5,179,000 or $1.54 per share on a fully-diluted basis in 1996. This compares to $4,056,000 or $1.23 per share and $3,101,000 or $.95 per share in 1995 and 1994, respectively. The increase in 1996 earnings was attributable to several factors, the most notable of which were net interest income and non-interest income growth. Earnings include a 13.2% increase in fully taxable equivalent net interest income and a 23.8% increase in non-interest income.

All components of non-interest income increased. Partially offsetting the overall income increases were increases in non-interest expenses of 15.1%. Non-interest expenses increased in all categories except FDIC premiums. These increases are primarily related to continued expansion of our banking center network.

The following paragraphs provide a more detailed analysis of the significant factors affecting operating results.

NET INTEREST INCOME
Net interest income, the most significant component of Bancorp's earnings, is total interest income less total interest expense. Net interest spread is the difference between the taxable equivalent rate earned on interest earning assets and the rate expensed on interest bearing liabilities. Net interest margin represents net interest income on a taxable equivalent basis as a percentage of earning assets. Net interest margin is affected by both the interest rate spread and the level of non-interest bearing sources of funds, primarily consisting of demand deposits and stockholders' equity. The level of net interest income is determined by the mix and volume of interest earning assets, interest bearing deposits and borrowed funds, and by changes in interest rates. The discussion that follows is based on tax equivalent interest data.

Net interest income was $16,732,000, $14,783,000 and $12,502,000 for 1996, 1995
and 1994, respectively. This represents a 13.2% increase for 1996 over 1995 and an 18.2% increase for 1995 over 1994. These improvements in net interest income resulted from an increase in average earning assets offset by a slight decline in net interest spread. Average earning assets increased $53,885,000 to $331,352,000 in 1996 and increased $39,474,000 to $277,467,000 in 1995.

Net interest spread and net interest margin were 4.16% and 5.05%, respectively, in 1996 and 4.39% and 5.31%, respectively in 1995. The Banks' prime lending rate was 8.5% at December 31, 1995. It dropped to 8.25% in February and did not change again in 1996. Average rates earned on earning assets decreased 31 basis points, and average rates paid on interest bearing liabilities decreased 8 basis points when comparing 1996 to 1995.

As shown by the Interest Rate Sensitivity Analysis, Bancorp's interest bearing liabilities slightly exceed its interest earning assets on a cumulative repricing basis through one year. This position, which is termed a negative interest sensitivity gap, generally allows for a positive impact on net interest income in periods of declining interest rates and a negative impact on net interest income during periods of rising interest rates. In Bancorp's case, during periods of falling rates, variable rate loans reprice immediately. While deposit rates will respond by dropping, they will not drop as quickly nor as drastically. To mitigate the impact of falling rates, Bancorp's interest rate risk management strategy balances variable rate loans and fixed rate loans, which at December 31, 1996 were 45% and 55%, respectively. Management is aware, however, that it will be necessary to re-negotiate rates on some of the fixed rate loans if the prime rate drops.

In early June, 1996, the Bank entered into a two year interest rate swap contract with a correspondent bank which effectively converts certain floating rate loans to fixed rates. The notional amount of the contract is $20 million. Bancorp has the ability to effectively manage its interest sensitivity gap to control the degree of interest rate risk on the balance sheet.

For purposes of the Interest Rate Sensitivity Analysis, Bancorp includes 50% of interest bearing checking accounts in the 0-365 day categories and 50% of these accounts in the 1-5 year category. At December 31, 1996, the negative interest sensitivity gap was 8.6% through one year. Bancorp's one year cumulative gap position as of December 31, 1995 was a negative position of 1.9%.


INTEREST RATE SENSITIVITY ANALYSIS
DECEMBER 31, 1996


---------------------------------------------------------------------------------------------------------------------------
                                      0-90        91-180      181-365        1-5        Over 5    Non-interest
(Dollars in thousands)                Days         Days         Days        Years       Years     Bearing Funds    Total
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans, net of unearned income      $ 147,616    $   7,787    $  14,567    $ 117,713    $  17,373    $     854    $ 305,910
Securities                            24,501        2,273        3,808       29,371       15,567            -       75,520
Other assets                           4,500            -            -            -            -       29,435       33,935
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
TOTAL ASSETS                         176,617       10,060       18,375       47,084       32,940       30,289    $ 415,365
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                                  ---------
SOURCES OF FUNDS
Interest bearing deposits             50,203       62,465       82,937       95,049          970            -      291,624
Short-term borrowings                 22,396            -            -            -            -            -       22,396
Long-term debt                         2,697            -            -            -            -            -        2,697
Non-interest bearing deposits              -            -            -            -            -       63,627       63,627
Other liabilities                          -            -            -            -            -        3,427        3,427
Stockholders' equity                       -            -            -            -            -       31,594       31,594
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
TOTAL SOURCES OF FUNDS                75,296       62,465       82,937       95,049          970       98,648    $ 415,365
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
ASSET/LIABILITY GAP                  101,321      (52,405)     (64,562)      52,035       31,970      (68,359)    ---------
                                    ---------    ---------    ---------    ---------    ---------    ---------

INTEREST RATE SWAP
  CONTRACTS AFFECTING
  INTEREST RATE SENSITIVITY          (20,000)           -            -            -            -            -            -
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                                  ---------
INTEREST SENSITIVITY GAP           $  81,321    $ (52,405)   $ (64,562)   $  52,035    $  31,970    $ (68,359)
                                    ---------    ---------    ---------    ---------    ---------    ---------
                                    ---------    ---------    ---------    ---------    ---------    ---------

CUMULATIVE INTEREST
  SENSITIVITY GAP                  $  81,321    $  28,916    $ (35,646)   $  16,389    $  48,359    $       -
                                    ---------    ---------    ---------    ---------    ---------    ---------
                                    ---------    ---------    ---------    ---------    ---------    ---------

CUMULATIVE INTEREST
  SENSITIVITY GAP AS A PERCENT
  OF TOTAL ASSETS AT PERIOD END         19.6%         7.0%       (8.6)%         3.9%        11.6%
                                    ---------    ---------    ---------    ---------    ---------
                                    ---------    ---------    ---------    ---------    ---------


As interest rates change in the market, rates earned on assets do not necessarily move identically with rates paid on liabilities. Proper asset and liability management involves the matching of short-term interest sensitive assets and liabilities to reduce interest rate risk. The Banks manage interest rate risk by adjusting the mix of fixed rate loans and securities against longer term fixed rate time deposits.

The following table presents the increases in net interest income due to changes in volume and rate computed on a tax equivalent basis and indicates how net interest income in 1996 and 1995 was impacted by volume increases and the higher average interest rate environment. The tax equivalent adjustments are based on a 34% tax rate. The change in interest due to both rate and volume has been allocated to the change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

TAXABLE EQUIVALENT RATE/VOLUME ANALYSIS



                                                  1996/1995                    1995/1994
--------------------------------------------------------------------------------------------------
                                                  Increase (Decrease)           Increase (Decrease)
                                           Net          Due to          Net          Due to
(In thousands)                           Change      Rate    Volume    Change     Rate     Volume
--------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                  $ 3,291     $(752)  $ 4,043   $ 5,813   $ 2,205   $ 3,608
Federal funds sold                         (35)      (48)       13        34       176      (142)
Mortgage loans held for sale               205        (5)      210       134        (2)      136
Securities
 U.S. Treasury and federal agencies        312       (74)      386        18        39       (21)
 States and political subdivisions         131       (10)      141        90       (32)      122
                                        -------    -------  -------   -------   -------   -------
TOTAL INTEREST INCOME                    3,904      (889)    4,793     6,089     2,386     3,703
                                        -------    -------  -------   -------   -------   -------
INTEREST EXPENSE
Deposits
 Interest bearing demand deposits           43      (113)      156       180        81        99
 Savings deposits                          162       (31)      193       238       118       120
 Money market deposits                    (162)     (144)      (18)      111       364      (253)
 Time deposits                           1,960        37     1,923     3,178     1,228     1,950
Securities sold under agreements
 to repurchase and federal
 funds purchased                           (56)      (50)       (6)       42       200      (158)
Short-term borrowings                      (33)      (21)      (12)       45        44         1
Subordinated debentures                     41         -        41        14        15        (1)
                                        -------    -------  -------   -------   -------   -------
TOTAL INTEREST EXPENSE                   1,955      (322)    2,277     3,808     2,050     1,758
                                        -------    -------  -------   -------   -------   -------
NET INTEREST INCOME                    $ 1,949    $ (567)  $ 2,516   $ 2,281   $   336   $ 1,945
                                        -------    -------  -------   -------   -------   -------
                                        -------    -------  -------   -------   -------   -------


PROVISION FOR LOAN LOSSES
In determining the provision for loan losses charged to expense, management carefully considers many factors. Among these are the quality of the loan portfolio, previous loss experience, the size and composition of the loan portfolio and an assessment of the impact of current economic conditions on borrowers. Responding to these factors, management provided $800,000 in 1996. The provision for loan losses was $1,260,000 in 1995 and $1,000,000 in 1994. At December 31, 1996, the allowance for loan losses was 1.71% of year-end loans compared to 1.78% at December 31, 1995. Charge off history has been well below industry average, and management's evaluations indicated a provision of $800,000 to be sufficient to maintain the allowance for loan losses at an adequate level.

The Banks' loan portfolios continue to be diversified with no significant concentrations of credit. Geographically, most loans are extended to borrowers in the Louisville, Kentucky metropolitan area. The adequacy of the allowance is monitored on an ongoing basis and it is the opinion of management that the balance of the allowance for loan losses at December 31, 1996, is adequate to absorb anticipated losses in the loan portfolio as of this date.

Presented below is a schedule of loan loss experience and selected data relating to the allowance for loan losses.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                 YEARS ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------
(Dollars in thousands)                                        1996          1995          1994
-----------------------------------------------------------------------------------------------
Balance January 1                                        $   4,507     $   3,649     $   2,752
Provision for loan losses                                      800         1,260         1,000
Allowance of acquired bank at acquisition date                  22             -             -
Loan charge-offs, net of recoveries                      $    (174)    $    (402)    $    (103)
                                                           -------       -------       -------
Balance December 31                                      $   5,155     $   4,507     $   3,649
                                                           -------       -------       -------
                                                           -------       -------       -------
Average loans, net of unearned income                    $ 273,031     $ 229,674     $ 190,409
                                                           -------       -------       -------
                                                           -------       -------       -------
Loans outstanding at year end, net of unearned income      301,548       252,937       207,274
                                                           -------       -------       -------
                                                           -------       -------       -------
RATIOS
Provision for loan losses to average loans                    .29%          .55%          .53%
Net charge-offs to average loans                              .06%          .18%          .05%
Allowance for loan losses to average loans                   1.89%         1.96%         1.92%
Allowance for loan losses to year end loans                  1.71%         1.78%         1.76%
Loan loss coverage                                          39.34X        17.95X        53.51X

NON-INTEREST INCOME AND EXPENSES
Non-interest income increased by 23.8% in 1996 as compared to 1995, and 34.1% in 1995 as compared to 1994.

The largest component of non-interest income is investment management and trust fee income which increased 15.1% in 1996, 38.6% in 1995 and 12.3% in 1994. The investment management and trust department has established a reputation of personalized service and superior investment returns. Assets under management, through customer retention and attraction of new business, grew to $470 million as of December 31, 1996 as compared to $343 million as of December 31, 1995. Growth in the department's assets include both personal and employee benefit accounts. Furthermore, the department assumed responsibility for managing the Banks' securities portfolio during 1996. The assets under management reported above include $46 million of the Banks' investment securities as of December 31, 1996.

Service charges on deposit accounts increased 25.0% over 1995. Growth in deposit accounts, arising primarily from new banking locations, presented opportunities for increased fee income in this area. Rates for some deposit services were raised in 1996; however, the vast majority of the increase is due to account volume.

The Bank operates a mortgage banking company as a department of the Bank. This department originates residential mortgage loans and sells the loans in the secondary market. The department offers conventional, VA and FHA financing as well as a program for low income first time home buyers. Loans are made for both purchase and refinancing of homes. Gains on sales of mortgage loans were $1,016,000 in 1996 as compared to $736,000 and $525,000 in 1995 and 1994, respectively. Interest rates on conventional mortgage loans directly impact the volume of business transacted by the mortgage banking department. As rates rose throughout 1994, the volume of loans originated declined. Falling rates in 1995 stimulated the volume of loans originated. Growth in volume for 1996 has been due more to the mortgage company's expanding reputation and physical expansion into two towns outside of Louisville. With shrinking profit margins in the mortgage banking industry, management has decided to close the two locations outside of Louisville. This will help focus on the corporate philosophy of capitalizing on relationships rather than single transactions.

Other non-interest income increased in 1996 as compared to 1995 by $137,000 or 29.8% and $153,000 in 1995 compared to 1994. The increases are due to several contributing factors, none of which are individually significant other than the addition of a brokerage services department during 1996. Through an account executive with Robert Thomas Securities, Inc., bank customers have convenient access to a full service brokerage company. Products available include stocks, government and corporate bonds, annuities, mutual funds and insurance. Services include asset management and investment advice. Having these products and services readily available enables customers to find solutions to most all of their financial needs in one location.

Total non-interest expenses increased 15.1 % in 1996 over 1995, and 16.9% in 1995 over 1994.

Salaries and employee benefits, the largest non-interest expense category, increased 17.7% in 1996 and 17.6% in 1995. These increases occurred primarily from regular salary increases and new employees added to support our expansion. As of December 31, 1996, the Banks had 220 full time equivalent employees (FTEs). As of December 31, 1995, that total was 188 FTEs. Additionally, a performance incentive program is in place, and increasing earnings have qualified certain bank employees for incentive compensation. Further, as salary expense increases, so do corresponding employee benefit expenses. It should be noted there are no significant obligations for post-retirement or post-employment benefits.

Net occupancy expense increased 6.5% in 1996 and 19.3% in 1995. Occupancy expenses have increased as Bancorp has continued its expansion plans. In 1996, the Kentucky Bank completed one banking center and opened another in a temporary facility. This Bank has added, on the average, one branch each year since its first branch opened in 1989. The Kentucky Bank now has nine banking center locations including the main office. All are in the metropolitan Louisville area. The Indiana Bank has one location with plans and regulatory approval to add a second in 1997. Furniture and equipment expense increased 22.4% in 1996 compared to 1995 and 22.9% in 1995 compared to 1994. Expansion and investments in computer technology have resulted in significant increases over the last several years.

FDIC insurance premiums decreased nearly 100% for 1996 and 41.4% for 1995. These decreases are due entirely to revised premium rates charged to banks. During 1995, the rates charged well capitalized banks for deposit insurance decreased from $.23 to $.04 per $100 of deposits. In 1996 the Banks paid only the minimum charge assessed on well capitalized, well managed institutions. Beginning in 1997, banks will begin paying a portion of the interest on debt incurred by the savings and loan bailout. At our current level of deposits that amount will be approximately $46,000.

Other non-interest expenses increased 19.0% in 1996 and 22.8% in 1995. The increase in both years largely related to our expansion. Among costs which increased significantly were delivery, communication and supplies. Management continues to identify cost containment opportunities where expense reductions can be made without sacrificing the level of service to customers.

INCOME TAXES
Bancorp had income tax expense of $2,442,000 in 1996 compared to $1,900,000 in 1995 and $1,411,000 in 1994. The effective rates were 32.0%, 31.9%, and 31.3%, respectively. The increases in the effective tax rates are largely due to decreasing proportion of tax exempt interest.

FINANCIAL CONDITION

EARNING ASSETS AND INTEREST BEARING LIABILITIES
Total consolidated assets of Bancorp at December 31, 1996 increased 28.1% over December 31, 1995 to $415,365,000. Average assets for 1996 increased 19.3% over 1995 to $352,977,000. During 1996, Bancorp increased its net average earning assets to $62,693,000 from $54,463,000 during 1995.

The growth of average earning assets occurred in the areas of loans, securities and mortgage loans held for sale. Loan demand continued to increase during 1996. Commercial and industrial loans increased 9.5% and real estate mortgage loans increased 23.6%. Consumer loans increased 28.8%. Lease financing receivables decreased 81.0%; management has decided not to pursue lease financing as a continuing line of business.

Regarding derivative financial instruments as defined by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," the Kentucky Bank holds interest rate swap contracts as described under the heading "Net Interest Income." In addition, the Kentucky Bank has, in its portfolio of securities, FHLMC and FNMA issued collateralized mortgage obligations (CMOs) with a carrying value of approximately $18,361,000. Management monitors these securities on an ongoing basis and has determined these not to be high risk. With respect to the total portfolio of securities held to maturity, amortized cost exceeded market value at December 31, 1996 by
 .04%. At December 31, 1995, market value exceeded amortized cost by 1.3%.

Growth of average interest bearing liabilities occurred in categories other than money market deposit accounts, securities sold under agreements to repurchase and federal funds purchased, and short-term borrowings. With lower interest rates over the last two years, some depositors have chosen to shift money market funds to time deposit accounts. Average time deposits increased 28% in 1996 from the 1995 average. Interest bearing demand deposits increased 27% and savings accounts averaged 37% higher in 1996 as compared to 1995. Overall, average interest bearing deposits increased 22% in 1996. Average balances of securities sold under agreements to repurchase decreased slightly in 1996. Commercial depositors have the opportunity to enter into a sweep agreement whereby excess demand deposit balances are transferred to a separate account. This balance is then used to purchase securities sold under agreements to repurchase. Of the total securities sold under agreements to repurchase and federal funds purchased caption, the 1996 average balance for federal funds purchased was $586,000.

AVERAGE BALANCES AND INTEREST RATES - TAXABLE EQUIVALENT BASIS

                                                  YEAR 1996                     YEAR 1995                      YEAR 1994
----------------------------------------------------------------------------------------------------------------------------------
                                        Average             Average  Average              Average  Average              Average
(Dollars in thousands)                  Balances  Interest   Rate    Balances  Interest    Rate    Balances  Interest    Rate
----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold                      $  7,851  $    442    5.63%  $  7,635  $    477     6.25%  $ 10,490  $    443     4.22%
Mortgage loans held for sale               5,883       453    7.70      3,158       248     7.85      1,430       114     7.97
Securities
  U.S. Treasury and federal agencies      36,901     2,562    6.94     31,294     2,250     7.12     31,591     2,232     7.07
  States and political subdivisions        7,686       546    7.10      5,706       415     7.27      4,073       325     7.98
Loans, net of unearned income            273,031    25,329    9.28    229,674    22,038     9.60    190,409    16,225     8.52
                                         -------    ------    ----    -------    ------     ----    -------    ------    -----
TOTAL EARNING ASSETS                     331,352    29,332    8.85    277,467    25,428     9.16    237,993    19,339     8.13
                                                    ------    ----               ------     ----               ------    -----
Less allowance for loan losses             4,807                        4,115                         3,157
                                         -------                      -------                       -------
                                         326,545                      273,352                       234,836
NON-EARNING ASSETS
Cash and due from banks                   11,120                       10,721                         9,180
Premises and equipment                     8,529                        5,672                         4,057
Accrued interest receivable and
  other assets                             6,783                        6,147                         5,066
                                         -------                      -------                       -------
TOTAL ASSETS                            $352,977                     $295,892                      $253,139
                                         -------                      -------                       -------
                                         -------                      -------                       -------
INTEREST BEARING LIABILITIES
Deposits
  Interest bearing demand deposits      $ 32,259      $692    2.15%  $ 25,471  $    649     2.55%  $ 21,325  $    469     2.20%
  Savings deposits                        20,251       703    3.47     14,733       541     3.67     11,012       303     2.75
  Money market deposits                   48,059     1,671    3.48     48,540     1,833     3.78     56,155     1,722     3.07
  Time deposits                          152,191     8,715    5.73    118,611     6,755     5.70     81,098     3,577     4.41
Securities sold under agreements
  to repurchase and federal funds
  purchased                               13,023       651    5.00     13,128       707     5.39     16,626       665     4.00
Short-term borrowings                      1,705        82    4.81      1,914       115     6.01      1,898        70     3.69
Long-term debt                             1,171        86    7.34        607        45     7.41        617        31     5.02
                                         -------    ------    ----    -------    ------     ----    -------    ------     ----
TOTAL INTEREST BEARING LIABILITIES       268,659    12,600    4.69    223,004    10,645     4.77    188,731     6,837     3.62
                                                    ------    ----               ------     ----               ------     ----
NON-INTEREST BEARING LIABILITIES
Non-interest bearing demand deposits      51,780                       44,340                        39,377
Accrued interest payable and
other liabilities                          2,863                        2,584                         1,711
                                         -------                      -------                       -------
TOTAL LIABILITIES                        323,302                      269,928                       229,819
STOCKHOLDERS' EQUITY                      29,675                       25,964                        23,320
                                         -------                      -------                       -------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                  $352,977                     $295,892                      $253,139
                                         -------                      -------                       -------
NET INTEREST INCOME                               $ 16,732                     $ 14,783                      $ 12,502
                                                    ------                       ------                        ------
NET INTEREST SPREAD                                           4.16%                         4.39%                         4.51%
                                                              ----                          ----                          ----
                                                              ----                          ----                         -----
NET INTEREST MARGIN                                           5.05%                         5.31%                         5.24%
                                                              ----                          ----                         -----
                                                              ----                          ----                         -----

NONPERFORMING LOANS AND ASSETS AND ALLOWANCE FOR LOAN LOSSES
Nonperforming loans, which include nonaccrual loans and restructured loans, totaled $854,000 and $1,212,000 at December 31, 1996 and 1995, respectively.
The threshold at which loans are generally transferred to nonaccrual on interest status is 90 days past due, and at December 31, 1996, there were no accruing loans which were past due over ninety days which were not well secured and in the process of collection. Nonperforming loans represent .28% of total loans at year end 1996 compared to .48% in 1995.

Nonperforming assets include nonperforming loans, other real estate owned and repossessed assets. At December 31, 1996 and 1995, nonperforming assets totaled $1,129,000 and $1,212,000, respectively. This represents .27% of total assets at year end compared to .37% in 1995.

In addition to the nonperforming loans discussed above, there were loans for which payments were current or less than 90 days past due where borrowers are experiencing significant financial difficulties. These loans of approximately $421,000 are monitored by management and considered in determining the level of the allowance for loan losses. Management feels these loans present no significant loss exposure. The allowance for loan losses is discussed in detail under the heading "Provision for Loan Losses."

LIQUIDITY
The role of liquidity is to ensure funds are available to meet depositors' withdrawal and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demand is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Banks, management prefers to focus on transaction accounts and full service relationships with customers. Because the Kentucky Bank has approximately 2% of the market share in its market area, management believes it has the ability to increase deposits at any time by offering rates slightly higher than the market rate. The Indiana Bank will begin to build market share in Southern Indiana when that Bank branches to Clarksville in 1997.

The Banks have a number of sources of funds to meet liquidity needs on a daily basis. An increase in loans affects liquidity as the repayment of principal and interest are a daily source of funds. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is another source of funds. The majority of these deposits are from long-term customers and are a stable source of funds. The Banks have no brokered deposits, and have an insignificant amount of deposits on which the rate paid exceeded the market rate by more than 50 basis points when the account was established. In addition, federal funds purchased continues to provide an available source of liquidity, although this source is seldom needed.

Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Kentucky Bank is a member of the Federal Home Loan Bank of Cincinnati (FHLB).
As a member of the FHLB, the Bank has access to credit products of the FHLB. To date, the Bank has not needed to access this source of funds.

Bancorp's liquidity depends primarily on the dividends paid to it as the sole shareholder of the Banks. As discussed in note 15 to Bancorp's consolidated financial statements, the Banks may pay up to $6,757,000 in dividends to Bancorp without regulatory approval.

CAPITAL
At December 31, 1996, stockholders' equity totaled $31,594,000, an increase of $3,980,000 or 14.4% over 1995. This increase was due to the strong earnings of 1996 coupled with a philosophy to retain approximately 70% of earnings in equity. Cash dividends declared increased 11.1 % over 1995 to $.40 per share.

In August, 1996, the Board of Directors declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend. The new shares were distributed in September 1996. In September 1994 and 1993, the Board of Directors declared 10% stock dividends which were distributed in November, 1994 and 1993, respectively. These capital changes were made to enhance shareholder value by increasing the shares of Bancorp's stock outstanding and to adjust the market price of the stock. This should provide for a wider distribution and improved marketability of Bancorp shares. Per share information has been restated to reflect the stock split and stock dividends.

Bank holding companies and their subsidiary banks are required by regulators to meet risk based capital standards. These standards, or ratios, measure the relationship of capital to a combination of balance sheet and off balance sheet risks. The value of both balance sheet and off balance sheet items are adjusted to reflect credit risks.

At December 31, 1996, Bancorp's tier 1 and total risk based capital ratios were 9.8% and 11.3%, respectively. These ratios exceed the 4.0% tier 1 and 8.0% total risk based capital minimums. A minimum leverage ratio, adopted by the Federal Reserve Board to assist in the assessment of capital adequacy, supplements the risk based capital requirements. The minimum leverage ratio is 3.0%; however, most bank holding companies are required to maintain a minimum in excess of that amount. Bancorp's leverage ratio at December 31, 1996 was 7.9%.
Note 19 to the consolidated financial statements provides more details of regulatory capital requirements as well as capital ratios of the Banks Bancorp and the Banks comfortably exceed regulatory requirements for capital ratios. However, these ratios for Bancorp and the Kentucky Bank have decreased over the last several years as assets have grown more quickly than equity. Management considers the effects of growth on capital ratios as it contemplates plans for expansion.

ACCOUNTING PRONOUNCEMENTS EFFECTIVE in 1997
The Financial Accounting Standards Board issued the following statements during 1996 which are effective for Bancorp beginning in 1997.

During 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of assets that are sales from transfers that are secured borrowings. The Statement requires that liabilities incurred by transferors as part of a transfer be measured at fair value and that any retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold and retained interests based upon their relative fair values at the date of the transfer. The Statement also requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligations to return them in certain circumstances in which the secured party has taken control of those assets.

Certain provisions of Statement No. 125 have been deferred for one year, to after December 31, 1997, by the issuance of SFAS No. 127, "Deferral of the Effective Dates for Certain Provisions of SFAS No. 125." Management has not determined the potential effects of SFAS No. 125 on its financial position or results of operations.

CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31
--------------------------------------------------------------------------------
(Dollars in thousands)                                        1996      1995
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                    $ 15,348  $ 16,229
Federal funds sold                                            4,500        -
Mortgage loans held for sale                                  4,362     3,910
Securities available for sale (amortized cost $19,111
  in 1996 and $15,117 in 1995)                               19,441    15,545
Securities held to maturity (approximate market
  value $56,055 in 1996 and $27,055 in 1995)                 56,079    26,710
Loans                                                       301,548   252,937
Allowance for loan losses                                     5,155     4,507
                                                            -------   -------
Net loans                                                   296,393   248,430
Premises and equipment                                       10,079     6,817
Accrued interest receivable                                   2,299     2,192
Other assets                                                  6,864     4,521
                                                            -------   -------
TOTAL ASSETS                                               $415,365  $324,354
                                                            -------   -------
                                                            -------   -------

LIABILITIES
Deposits
  Non-interest bearing                                     $ 63,627  $ 48,460
  Interest bearing                                          291,624   232,133
                                                            -------   -------
Total deposits                                              355,251   280,593
Securities sold under agreements to repurchase
  and federal funds purchased                                19,728    12,349
Short-term borrowings                                         2,668       745
Accrued interest payable and other liabilities                3,427     2,446
Long-term debt                                                2,697       607
                                                            -------   -------
TOTAL LIABILITIES                                           383,771   296,740
                                                            -------   -------

STOCKHOLDERS' EQUITY
Common stock, no par value; 5,000,000 shares authorized;
issued and outstanding 3,271,480 in 1996
and 1,627,334 in 1995                                         5,451     5,423
Surplus                                                      13,390    13,245
Retained earnings                                            12,535     8,664
Net unrealized gain on securities available
for sale, net of tax                                            218       282
                                                            -------   -------
TOTAL STOCKHOLDERS' EQUITY                                   31,594    27,614
                                                            -------   -------
                                                            -------   -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $415,365  $324,354
                                                            -------   -------
                                                            -------   -------
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                           YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------------
(In thousands, except per share data)                      1996      1995      1994
------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                  $ 25,293  $ 21,988  $ 16,156
Federal funds sold                                          442       477       443
Mortgage loans held for sale                                453       248       114
U.S. Treasury and federal agencies                        2,562     2,250     2,232
Obligations of states and political subdivisions            388       291       230
                                                         ------    ------    ------
TOTAL INTEREST INCOME                                    29,138    25,254    19,175
                                                         ------    ------    ------

INTEREST EXPENSE
Deposits                                                 11,781     9,778     6,071
Securities sold under agreements to repurchase
 and federal funds purchased                                651       707       665
Short-term borrowings                                        82       115        70
Long-term debt                                               86        45        31
                                                         ------    ------    ------
TOTAL INTEREST EXPENSE                                   12,600    10,645     6,837
                                                         ------    ------    ------
NET INTEREST INCOME                                      16,538    14,609    12,338
Provision for loan losses                                   800     1,260     1,000
                                                         ------    ------    ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      15,738    13,349    11,338
                                                         ------    ------    ------

NON-INTEREST INCOME
Investment management and trust services                  2,400     2,086     1,505
Gains on sales of securities available for sale              35         -         -
Service charges on deposit accounts                       1,551     1,241     1,035
Gains on sales of mortgage loans held for sale            1,016       736       525
Other                                                       597       460       307
                                                         ------    ------    ------
TOTAL NON-INTEREST INCOME                                 5,599     4,523     3,372
                                                         ------    ------    ------

NON-INTEREST EXPENSES
Salaries and employee benefits                            7,882     6,694     5,692
Net occupancy expense                                       963       904       758
Furniture and fixtures expense                            1,438     1,175       956
FDIC insurance                                                3       261       445
Other                                                     3,430     2,882     2,347
                                                         ------    ------    ------
TOTAL NON-INTEREST EXPENSES                              13,716    11,916    10,198
                                                         ------    ------    ------

INCOME BEFORE INCOME TAXES                                7,621     5,956     4,512
Income tax expense                                        2,442     1,900     1,411
                                                         ------    ------    ------
NET INCOME                                             $  5,179  $  4,056  $  3,101
                                                         ------    ------    ------
                                                         ------    ------    ------
NET INCOME PER SHARE PRIMARY AND FULLY DILUTED         $   1.54  $   1.23  $    .95
                                                         ------    ------    ------
                                                         ------    ------    ------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                           THREE YEARS ENDED DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------
                                               Common Stock
                                             Number                            Retained   Net Unrealized
(In thousands, except share data)          of Shares     Amount     Surplus    Earnings   Securities Gains   Total
---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                  1,460,800   $   4,869   $   9,436   $   7,696    $         -    $  22,001
Net income                                         -           -           -       3,101              -        3,101
Stock options exercised                       12,912          42          88           -              -          130
Cash dividends, $.29 per share                     -           -           -        (918)             -         (918)
10% stock dividend                           146,599         489       3,613      (4,102)             -            -
Net unrealized gain on securities
 available for sale                                -           -           -           -             21           21
                                           ---------    --------    --------    --------     ----------     --------

Balance December 31, 1994                  1,620,311       5,400      13,137       5,777             21       24,335

Net income                                         -           -           -       4,056              -        4,056
Stock options exercised                        7,023          23         108           -                         131
Cash dividends, $.36 per share                     -           -           -      (1,169)             -       (1,169)
Net change in unrealized gain on
 securities available for sale                     -           -           -           -            261          261
                                           ---------    --------    --------    --------     ----------     --------

Balance December 31, 1995                  1,627,334       5,423      13,245       8,664            282       27,614

Net income                                         -           -           -       5,179              -        5,179
Stock options exercised                        8,431          28         145           -              -          173
Cash dividends, $.40 per share                     -           -           -      (1,308)             -       (1,308)
Shares issued for
 2-for-1 stock split                       1,635,715           -           -           -              -            -
Net change in unrealized gain on
 securities available for sale                     -           -           -           -            (64)         (64)
                                           ---------    --------    --------    --------     ----------     --------

Balance December 31, 1996                  3,271,480   $   5,451   $  13,390   $  12,535    $       218    $  31,594
                                           ---------    --------    --------    --------     ----------     --------
                                           ---------    --------    --------    --------     ----------     --------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------------------
(In thousands)                                                        1996        1995        1994
---------------------------------------------------------------------------------------------------
INTEREST INCOME
Net income                                                        $  5,179    $  4,056    $  3,101
Adjustments to reconcile net income to cash provided by
 operating activities
   Provision for loan losses                                           800       1,260       1,000
   Depreciation, amortization and accretion, net                     1,097         819         736
   Provision for deferred income taxes                                (131)       (247)       (342)
   Gain on sales of mortgage loans held for sale                    (1,016)       (736)       (525)
   Gain on sales of securities available for sale                      (35)          -           -
(Increase) decrease in mortgage loans held for sale                    564      (1,139)      2,230
(Increase) decrease in accrued interest receivable                    (107)       (370)       (438)
(Increase) decrease in other assets                                 (1,243)       (694)       (654)
Increase (decrease) in accrued interest payable                         23         415          92
Increase in other liabilities                                          924         149         255
                                                                   -------     -------     -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                            6,055       3,513       5,455
                                                                   -------     -------     -------

INVESTING ACTIVITIES
Net (increase) decrease in federal funds sold                       (2,000)      8,000      (5,000)
Purchases of securities available for sale                         (10,031)          -      (6,994)
Proceeds from sales of securities available for sale                 7,018           -           -
Proceeds from maturities of securities available for sale            3,032       4,034       9,472
Purchases of securities held to maturity                           (44,878)    (36,967)    (45,903)
Proceeds from maturities of securities held to maturity             15,328      30,483      45,805
Net increase in loans                                              (48,620)    (46,065)    (19,677)
Purchases of premises and equipment                                 (4,154)     (2,712)     (1,839)
Proceeds from sales of other real estate owned                         221          -           -
Cash paid in acquisition, net of cash received                        (414)         -           -
                                                                   -------     -------     -------
NET CASH USED IN INVESTING ACTIVITIES                              (84,498)    (43,227)    (24,136)
                                                                   -------     -------     -------

FINANCING ACTIVITIES
Net increase in deposits                                            67,385      50,817      30,243
Net increase (decrease) in securities sold under agreements
 to repurchase and federal funds purchased                           7,379      (2,134)     (5,710)
Net increase (decrease) in short-term borrowings                     1,923      (2,086)     (1,225)
Proceeds from long-term debt                                         2,200           -           -
Repayments of long-term debt                                          (110)          -         (10)
Exercise of stock options                                               91          99         105
Cash dividends paid                                                 (1,306)     (1,103)       (848)
                                                                   -------     -------     -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           77,562      45,593      22,555
                                                                   -------     -------     -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (881)      5,879       3,874
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      16,229      10,350       6,476
                                                                   -------     -------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 15,348    $ 16,229    $ 10,350
                                                                   -------     -------     -------
                                                                   -------     -------     -------


Income tax payments were $2,482,000 in 1996, $2,266,000 in 1995 and $1,699,000 in 1994.  Cash paid for interest was $12,577,000 in 1996, $10,230,000 in 1995 and $6,745,000 in 1994. Noncash investing and financing activities aggregated $475,000 in 1996, $15,203,000 in 1995 and $24,000 in 1994. Included in these totals were transfers from loans to other real estate owned of $393,000 in 1996 and $22,000 in 1995, and a transfer of securities held to maturity to securities available for sale of $15,117,000 in 1995. see accompanying notes to consolidated financial statements.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The accounting policies which have a significant effect on financial position, results of operations and cash flows are summarized below.

PRINCIPLES OF CONSOLIDATION, NATURE OF OPERATIONS AND USE OF ESTIMATES IN THE FINANCIAL STATEMENTS
The consolidated financial statements include the accounts of S.Y. Bancorp, Inc. (Bancorp) and its wholly-owned subsidiaries, Stock Yards Bank & Trust Company, a Kentucky bank and Stock Yards Bank & Trust Company, an Indiana bank (the Banks). Significant intercompany transactions and accounts have been eliminated in consolidation. Certain prior year accounts have been reclassified to conform with 1996 classifications. The Banks engage in commercial and retail banking services, trust and investment management services, and mortgage banking services. The Kentucky Bank's offices are located throughout Louisville and Jefferson County, Kentucky. The Indiana Bank is located in Scott County, Indiana. Bancorp's market area is Louisville and surrounding communities including southern Indiana.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenues and expenses during the reporting period. Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, Bancorp considers cash and due from banks to be cash equivalents.

SECURITIES
Effective January 1994, Bancorp adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The primary effects of the adoption of this accounting principle are that securities available for sale are carried at fair value, and unrealized gains and/or losses are reported net of tax effects, as a separate component of stockholders' equity.

Securities which are intended to be held until maturity are carried at amortized historical cost. Securities available for sale include securities which may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and prepayment risk changes.
Amortization of premiums and accretion of discounts are recorded using the interest method. Gains or losses on sales of securities are computed on a specific identification cost basis.

LOANS
Loans are stated at the unpaid principal balance. Interest income on loans is recorded on the accrual basis except for those loans in a non-accrual income status. Interest received on non-accrual loans is generally applied to principal. Interest income is recorded on non-accrual loans once principal recovery is reasonably assured. Loans are placed in a nonaccrual income status when the prospects for recovering both principal and accrued interest are considered doubtful or when a default of principal or interest has existed for 90 days or more unless such a loan is well secured and in the process of collection. Loan fees are not significant.

Effective January 1995, Bancorp adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require that impaired loans be measured based on the present value of future cash flows discounted at the loan's effective interest rate or as a practical alternative, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. The implementation of these accounting standards has not had a significant impact on Bancorp's financial position or results of operations.

MORTGAGE LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Gains on sales of mortgage loans are recorded at the time of funding by an investor at the difference between the sales proceeds and the loan's carrying value.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is maintained at a level that adequately provides for potential losses. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and such other factors that, in management's judgement, deserve current recognition in estimating loan losses. The allowance for loan losses is increased by the provision for loan losses and reduced by net loan charge-offs.

PREMISES AND EQUIPMENT
Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of premises and equipment is computed using both accelerated and straight-line methods over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the terms of the related lease or over the useful life of the improvements, whichever is shorter.

OTHER ASSETS
Included in other assets is real estate acquired in settlement of loans. Other real estate owned is carried at the lower of cost or fair value minus estimated selling costs. Any write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets, write-downs to reflect subsequent declines in value and realized gains or losses are reflected in operations for the period.

STOCK-BASED EMPLOYEE COMPENSATION
As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Bancorp has continued to use the intrinsic value based method of accounting for stock-based compensation arrangements prescribed by Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Bancorp has provided expanded disclosures required by SFAS No. 123 related to the fair value method of accounting for stock-based compensation (see note 14).

INCOME TAXES
Bancorp accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and the tax bases of Bancorp's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect on deferred taxes and liabilities of any change in tax rates is recognized as income in the period that includes the enactment date.

NET INCOME PER SHARE
Net income per share has been computed on the basis of the weighted average number of shares of common stock outstanding each year, adjusted for the effects of common stock equivalents (stock options). Average shares outstanding for primary and fully diluted net income per share are presented below. Average shares have been restated to reflect the August, 1996 2-for-1 stock split (see note 11).

--------------------------------------------------------------------------------
                                   1996           1995           1994
--------------------------------------------------------------------------------
Primary                       3,365,494      3,297,648      3,284,456
Fully diluted                 3,372,262      3,299,364      3,288,654

(2) ACQUISITION

On October 1, 1996, Bancorp, Inc. completed the acquisition of the Austin State Bank, Austin, Scott County, Indiana. Bancorp purchased 100% of the common stock of Austin State Bank for $2,803,000, including acquisition costs of $128,000. The purchase price plus the costs of the acquisition exceeded the fair value of the net assets acquired by $1,041,000. This excess is being amortized on the straight line basis over fifteen years. The acquisition was accounted for as a purchase; accordingly, the results of the operations of the Austin State Bank prior to the acquisition have not been included in the accompanying consolidated statements of income.

In November 1996, the name of the Austin State Bank was changed to Stock Yards Bank & Trust Company. That bank has retained its Indiana charter and operates as a subsidiary of Bancorp.

(3) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Banks are required to maintain an average reserve balance in cash or with the Federal Reserve Bank relating to customer deposits. At December 31, 1996, the amount of those required reserve balances was approximately $4,593,000.

(4) SECURITIES

The amortized cost and approximate market value of securities available for sale as of December 31, 1996 and 1995 follow:

------------------------------------------------------------------------------------------------
                                                                                     Approximate
                                         Amortized             Unrealized              Market
(In thousands)                              Cost          Gains        Losses          Value
---------------------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Treasury and federal agencies      $  18,946      $     338      $       8      $  19,276
Obligations of states
 and political subdivisions                   165              -              -            165
                                         --------       --------       --------       --------
                                        $  19,111      $     338      $       8      $  19,441
                                         --------       --------       --------       --------
                                         --------       --------       --------       --------

DECEMBER 31, 1995
U.S. Treasury and federal agencies      $  13,972      $     427      $       -      $  14,399
Mortgage-backed securities                  1,145              1              -          1,146
                                         --------       --------       --------       --------
                                        $  15,117      $     428      $       -      $  15,545
                                         --------       --------       --------       --------
                                         --------       --------       --------       --------


The amortized cost and approximate market value of securities held to maturity as of December 31,1996 and 1995 follow:
----------------------------------------------------------------------------------------------------------
                                                                                               Approximate
                                                   Amortized             Unrealized              Market
(In thousands)                                      Cost            Gains        Losses          Value
----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Treasury and federal agencies                $  30,100      $      44      $      14      $  30,130
Mortgage-backed securities                           18,361            102            227         18,236
Obligations of states and political subdivisions      7,618             95             24          7,689
                                                   --------       --------       --------       --------
                                                  $  56,079      $     241      $     265      $  56,055
                                                   --------       --------       --------       --------
                                                   --------       --------       --------       --------

DECEMBER 31, 1995
U.S. Treasury and federal agencies                $   9,079      $     127      $       -      $   9,206
Mortgage-backed securities                           10,046            127             11         10,162
Obligations of states and political subdivisions      7,585            127             25          7,687
                                                   --------       --------       --------       --------
                                                  $  26,710      $     381      $      36      $  27,055
                                                   --------       --------       --------       --------
                                                   --------       --------       --------       --------

As permitted under certain 1995 transition guidelines for SFAS No. 115, Bancorp reassessed the appropriateness of the classification of securities and, in December 1995, transferred securities with a book value of $15,117,000 and an unrealized net gain of $370,000 from the held to maturity to the available for sale category. This transfer increased the equity portion of unrealized gain on securities available for sale by $244,000.

A summary of debt securities as of December 31, 1996 based on maturity is presented below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Therefore, in the case of mortgage backed securities, the expected remaining life is reflected rather than contractual maturities.

                                  SECURITIES                     SECURITIES
                                HELD TO MATURITY              AVAILABLE FOR SALE
-------------------------------------------------------------------------------------
                             Amortized    Approximate     Amortized      Approximate
(In thousands)                Cost        Market Value      Cost        Market Value
-------------------------------------------------------------------------------------
Due within one year      $  28,648      $  28,640        $  1,934       $  1,934
Due after one year
 through five years         16,888         17,037          12,272         12,483
Due after five years
 through ten years          10,543         10,378           4,905          5,024


Securities with an approximate carrying value, of approximately $27,117,000 at December 31, 1996 and $29,816,000 at December 31, 1995 were pledged to secure public deposits and certain borrowings.

(5) LOANS

The composition of loans as of December 31, 1996 and 1995 follows:


-------------------------------------------------------------------------------
(In thousands)                               1996           1995
-------------------------------------------------------------------------------
Commercial and industrial               $  88,199      $  80,520
Real estate mortgage                      189,092        152,945
Consumer                                   24,104         18,667
Lease financing                               153            805
                                         --------       --------
                                        $ 301,548      $ 252,937
                                         --------       --------
                                         --------       --------

The banks' credit exposure is diversified with secured and unsecured loans to individuals, small businesses and corporations. No specific industry concentration exceeds 10% of loans. While the Banks have a diversified loan portfolio, a customer's ability to honor contracts is reliant upon the economic stability and geographic region and/or industry in which that customer does business. Loans outstanding and related unfunded commitments are primarily concentrated within the Banks' market area which encompasses Louisville, Kentucky and surrounding communities including southern Indiana.

Information about impaired loans follows:

                                                           DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                                         1996            1995
-------------------------------------------------------------------------------
Principal balance of impaired loans                  $  854         $ 1,212
Impaired loans with a Statement No. 114
 valuation allowance                                      4             231
Amount of Statement No. 114 valuation allowance           4             109
Impaired loans with no Statement No. 114
 valuation allowance                                    850             981
Average balance of impaired loans for year            1,025           1,438
Interest income (cash basis) on impaired loans           .4             175
                                                      -----           -----
                                                      -----           -----


The principal balance of nonaccrual and restructured loans at December 31, 1994 was $428,000. Interest that would have been recorded if all such loans were on a current status in accordance with their original terms was approximately $37,000. The amount of interest income recorded for such loans was approximately $32,000.

Loans to directors and their associates, including loans to companies for which directors are principal owners, and executive officers amounted to approximately $1,824,000 and $1,610,000 at December 31, 1996 and 1995, respectively. These loans were made on substantially the same terms, and interest rates and collateral, as those prevailing at the same time for other customers. During 1996 new loans of $3,922,000 were made to officers and directors and affiliated companies, repayments amounted to $3,708,000.

An analysis of the changes in the allowance for loan losses for the years ended December 31, 1996,1995 and 1994 follows:


                                            YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                     1996              1995             1994
-------------------------------------------------------------------------------
BALANCE AT JANUARY 1            $ 4,507           $ 3,649          $ 2,752
Provision for loan losses           800             1,260            1,000
Allowance of acquired
 bank at acquisition date            22                 -               -
                                 ------            ------           ------
                                  5,329             4,909            3,752
                                 ------            ------           ------

Loans charged off                   264               530              184
Recoveries                           90               128               81
                                 ------            ------           ------
Net loan charge-offs                174               402              103
                                 ------            ------           ------
BALANCE AT DECEMBER 31          $ 5,155           $ 4,507          $ 3,649
                                 ------            ------           ------
                                 ------            ------           ------


(6) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                              DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                          1996                1995
-------------------------------------------------------------------------------

Land                                 $ 1,432             $ 1,403
Buildings and improvements             6,215               5,049
Furniture and equipment                5,849               4,989
Construction in progress               2,100                   -
                                      ------              ------
                                      15,596              11,441
Less accumulated depreciation
 and amortization                      5,517               4,624
                                      ------              ------
                                     $10,079             $ 6,817
                                      ------              ------

(7) INCOME TAXES

Income taxes consist of the following:

                                                   YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                                  1996         1995         1994
-------------------------------------------------------------------------------

APPLICABLE TO OPERATIONS:
  Current                                    $ 2,573      $ 2,147      $ 1,753
  Deferred                                      (131)        (247)        (342)
                                               -----        -----        -----
Total applicable to operations                 2,442        1,900        1,411

CHARGED (CREDITED) TO STOCKHOLDERS' EQUITY:
Unrealized gain (loss) on securities
 available for sale                              (33)         134           11
Stock options exercised                          (82)         (32)         (25)
                                               -----        -----        -----
                                             $ 2,327      $ 2,002      $ 1,397



An analysis of the difference between the statutory and effective tax rates follows:


                                                 YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
                                           1996            1995           1994
-------------------------------------------------------------------------------

U.S. Federal income tax rate              34.0%           34.0%          34.0%
Changes from statutory rate
 resulting from tax exempt interest       (1.7)           (1.9)          (2.4)
Other, net                                 (.3)            (.2)           (.3)
                                          -----           -----          -----
                                          32.0%           31.9%          31.3%
                                          -----           -----          -----
                                          -----           -----          -----

The effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

                                                        DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                                    1996                1995
-------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Allowance for loan losses                       $1,526              $1,309
Deferred compensation                              351                 296
Other                                               42                  51
                                                 -----               -----
TOTAL DEFERRED TAX ASSETS                        1,919               1,656
                                                 -----               -----

DEFERRED TAX LIABILITIES
Property and equipment                             347                 271
Securities                                         257                 242
                                                 -----               -----
TOTAL DEFERRED TAX LIABLITIES                      604                 513
                                                 -----               -----
NET DEFERRED TAX ASSETS                         $1,315              $1,143
                                                 -----               -----
                                                 -----               -----


No valuation allowance for deferred tax assets was recorded as of December 31, 1996 because Bancorp and the Bank have had sufficient taxable income to allow for utilization of the future deductible amounts within the carryback period.

(8) DEPOSITS

Included in deposits are certificates of deposit and other time deposits in denominations of $100,000 or more in the amounts of $44,545,000 and $33,398,000 at December 31, 1996 and 1995, respectively. Interest expense related to certificates of deposit and other time deposits in denominations of $100,000 or more was $2,073,000, $1,545,000 and $837,000, respectively, for the years ended December 31, 1996, 1995 and 1994.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:


-------------------------------------------------------------------------------
(In thousands)
-------------------------------------------------------------------------------

1997                                    $ 130,864
1998                                       17,217
1999                                        5,699
2000                                        2,148
2001 and thereafter                         1,529
                                          -------
                                        $ 157,457
                                          -------
                                          -------


The aggregate of deposit balances pertaining to accounts of directors, their associates and executive officers was $4,152,000 at December 31, 1996.

(9) OTHER BORROWED FUNDS

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Short-term borrowings consist of treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Information concerning federal funds purchased and securities sold under agreements to repurchase is summarized as follows:

                                                  DECEMBER 31
-------------------------------------------------------------------------------
(Dollars in thousands)                      1996                1995
-------------------------------------------------------------------------------

Average balance during the year         $ 13,023            $ 13,128
Average interest rate during the year       5.00%               5.39%
Maximum month-end balance
 during the year                          19,728              15,024


(10) LONG-TERM DEBT

In connection with the acquisition of the Indiana bank, Bancorp borrowed $2,200,000 from a correspondent bank. The interest rate on the note was 7.313% at December 31, 1996 and is indexed to LIBOR. The debt is to be repaid in equal quarterly principal payments, plus interest, over five years. The terms of the note include a number of financial and general covenants, including capital and debt service coverage as well as restrictions on additional long term debt, future mergers and significant dispositions without the consent of the lender. Principal payments will total $440,000 per year in 1997 through 2000 and $330,000 in 2001.

At December 31, 1996 and 1995 the Bank had $607,000 of redeemable subordinated debentures outstanding which are due in October 2049. The interest on these debentures is at a variable rate equal to one percent less than the Bank's prime rate adjusted annually on January 1 of each year. The Bank's prime rate was 8.25% at December 31, 1996. The debentures are subordinated to the claims of creditors and depositors of the Bank. The debentures are subject to redemption only by the Bank at 100% of the principal amount thereof, upon the earlier of the death of the registered owners, or an event of default by the registered owners with respect to loans from the Bank.

(11) STOCKHOLDERS' EQUITY

In August 1996, the Board of Directors declared a 2-for-1 stock split to be effected in the form of a 100% stock dividend. The split resulted in the issuance of 1,635,715 shares of common stock on September 17,1996 to shareholders of record as of August 30, 1996. All per share information herein has been adjusted to reflect the stock split.

(12) ADVANCES FROM THE FEDERAL HOME LOAN BANK

The Kentucky Bank has an agreement with the Federal Home Loan Bank of Cincinnati
(FHLB) which enables this Bank to borrow under terms to be established at the time of the advance. Advances from the FHLB would be collateralized by certain first mortgage loans under a blanket mortgage collateral agreement and FHLB stock. The Bank has not taken any advances under this agreement.

(13) EMPLOYEE BENEFIT PLANS

The Kentucky Bank has an employee stock ownership plan, a money purchase plan and a deferred income (401(k)) profit sharing plan. These plans are defined contribution plans and are available to all employees meeting the eligibility requirements. The expenses related to all plans for 1996, 1995 and 1994 were $553,000, $457,000 and $400,000, respectively. Contributions are made in accordance with the terms of the plans. Effective January 1997, Indiana Bank employees were added to the Kentucky Bank plans.

The Kentucky Bank also sponsors an unfunded, non-qualified, defined benefit retirement plan for certain key officers. At December 31, 1996 and 1995 the accumulated benefit obligation for this plan was $1,334,000 and $1,025,000, respectively. Expense under the plan was $160,000 in 1996, $71,000 in 1995 and $104,000 in 1994.

Obligations for other post-retirement and post-employment benefits are not significant.

(14) COMMON STOCK OPTIONS

In 1995 shareholders approved a stock incentive plan which provides for granting of options to Bank employees and non-employee directors to purchase up to 160,000 shares of common stock. Under this plan, options for 109,200 shares were granted in 1995 leaving 50,800 shares available for future grant. Bancorp also has a stock option plan under which all options have been granted. Outstanding options are exercisable with the exception of those granted in 1994 and 1995 which vest 20% per year over a five year period. The options granted at $1.722 per share were granted below market value of common stock at time of grant and do not expire. All other options were granted at the market value of common stock at the time of grant and expire ten years after the date of grant.

Activity with respect to outstanding options follows. Appropriate share and per share information has been restated to reflect the 1996 2-for-1 stock split.

-------------------------------------------------------------------------------
                                                            Weighted average
                                                  Shares     price per share
--------------------------------------------------------------------------------

Outstanding at December 31, 1993                  95,172        $   3.82
Granted in 1994                                   25,360           12.84
Expired in 1994                                  (27,140)           3.80
                                                 -------

Outstanding at December 31, 1994                  93,392            6.27
Granted in 1995                                  109,200           14.92
Exercised in 1995                                (14,046)           7.04
                                                 -------

Outstanding at December 31, 1995                 188,546           11.22
Exercised in 1996                                (16,812)           4.44
Forfeited in 1996                                 (1,600)          14.50
                                                 -------
Outstanding at December 31, 1996                 170,134           11.89
                                                 -------
                                                 -------

The weighted average fair value of options granted in 1995 was $8.51.

Options outstanding at December 31, 1996 were as follows:

-------------------------------------------------------------------------------
Option price per share     Expiration          Shares     Options exercisable
-------------------------------------------------------------------------------
 $ 1.722                    none              31,880              31,880
   7.715                    1998               2,904               2,904
  12.396                    2000                 726                 726
   8.677                    2001               4,064               4,064
  12.841                    2004              25,360              10,144
  14.500                    2005              83,200              16,640
  16.750                    2005              22,000               4,400
                                             -------             -------
                                             170,134              70,758
                                             -------             -------
                                             -------             -------


Bancorp applies the provisions APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock options granted at the market value of common stock at the time of grant. Had compensation cost for Bancorp's stock-based compensation plans been determined consistent with SFAS No. 123, Bancorp's net income and earnings per share would have been as follows:


-------------------------------------------------------------------------------
(In thousands, except per share data)            1996           1995
-------------------------------------------------------------------------------
Net income as reported                        $ 5,179        $ 4,056
Net income pro forma                            5,056          3,933
Primary and fully diluted EPS as reported        1.54           1.23
Primary and fully diluted EPS pro forma          1.54           1.21


The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. Assumptions used for grants in 1995 were dividend yield of 1.78%; expected volatility of 16.40%; risk free interest rate of 5.70%; and expected life of 8 years.

(15) DIVIDEND RESTRICTION

Bancorp's principal source of funds is dividends received from the Banks. Under applicable banking laws, bank regulatory authorities must approve the declaration of dividends in any year if such dividends are in an amount in excess of the sum of net income of that year and retained earnings of the preceding two years. At January 1, 1997, the retained earnings of the Banks available for payment of dividends without regulatory approval were approximately $6,757,000.

(16) COMMITMENTS AND CONTINGENT LIABILITIES

As of December 31, 1996, the Banks had various commitments and contingent liabilities outstanding which arose in the normal course of business, such as standby letters of credit and commitments to extend credit, which are properly not reflected in the consolidated financial statements. In management's opinion, commitments to extend credit of $61,902,000, including standby letters of credit of $10,363,000 represent normal banking transactions, and no significant losses are anticipated to result therefrom. The Bank's exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount of these instruments. The Banks use the same credit and collateral policies in making commitments and conditional guarantees as it does for on-balance sheet instruments. Market risk arises on fixed rate commitments if interest rates move adversely subsequent to the extension of the commitment.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements.

Also, as of December 31, 1996 there were various pending legal actions and proceedings in which claims for damages are asserted. Management, after discussion with legal counsel, believes the ultimate result of these legal actions and proceedings will not have a material adverse effect upon the consolidated financial position or results of operations of Bancorp.

The Kentucky Bank leases certain facilities and improvements under non-cancelable operating leases. Future minimum lease commitments for these leases are $424,000 in 1997, $397,000 in 1998, $325,000 in 1999, $288,000 in
2000, $287,000 in 2001 and $1,201,000 in the aggregate thereafter until 2006. Rent expense, net of sublease income, was $329,000 in 1996, $446,000 in 1995 and $399,000 in 1994.

(17) FINANCIAL INSTRUMENTS - INTEREST RATE SWAP CONTRACTS

Bancorp manages its exposure to market risk, in part, by using interest rate swap contracts to modify the existing rate characteristics of its variable rate loan portfolio. The notional amount of the interest rate swap contracts represents an agreed upon amount on which calculations of interest payments to be exchanged are based. The notional amount is significantly greater than the amount at risk. The cost of replacing contracts in an unrealized gain position is the measurement of credit risk. Bancorp's contracts are with a counterparty with high credit ratings and, as of December 31, 1996, the counterparty is expected to meet its obligations.

At December 31, 1996, Bancorp had entered into interest rate swap contracts with notional amounts totaling $20 million which mature in June, 1998. Under these contracts, Bancorp receives or pays the difference between the floating prime rate and the rates stated in the contracts. Net receipts or payments under the contracts are recognized as adjustments to interest income on loans. These contracts increased interest income by $74,000 in 1996.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of Bancorp's financial instruments are as follows:

-------------------------------------------------------------------------------
                                    Carrying              Fair
(in thousands)                       Amount               Value
-------------------------------------------------------------------------------

DECEMBER 31, 1996
FINANCIAL ASSETS
Cash and short-term investments    $  19,848           $  19,848
Securities                            75,520              75,496
Loans                                300,755             299,325
Interest rate swaps                        -                  99

FINANCIAL LIABILITIES
Deposits                           $ 355,251           $ 368,610
Short-term borrowings                 22,396              22,396
Long-term debt                         2,697               2,697
Commitments to extend credit               -                   -
Standby letters of credit                  -                 160

DECEMBER 31, 1995
FINANCIAL ASSETS
Cash and short-term investments    $  16,229           $  16,229
Securities                            42,255              42,600
Loans                                252,340             253,332

FINANCIAL LIABILITIES
Deposits                           $ 280,593           $ 282,007
Short-term borrowings                 13,094              13,094
Long-term debt                           607                 607
Commitments to extend credit               -                   -
Standby letters of credit                                    122



The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

CASH, SHORT-TERM INVESTMENTS AND SHORT-TERM BORROWINGS
For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
For securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

LOANS
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

OTHER DEBT
Rates currently available to Bancorp for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair values of commitments to extend credit are estimated using fees currently charged to enter into similar agreements and the creditworthiness of the customers. The fair values of standby letters of credit are based on fees currently charged for similar agreements or the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

INTEREST RATE SWAPS
The fair value of interest rate swaps is the estimated amount, based on market quotes, that Bancorp would receive to terminate the agreements at the reporting date, considering interest rates and the remaining term of the agreements.

LIMITATIONS
The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(19) REGULATORY MATTERS

The Banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators. If undertaken, these measures could have a direct material effect on a bank's financial statements. Under capital adequacy guidelines, a bank must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and Tier I capital to average assets. Management believes, as of December 31, 1996, that both Banks meet all capital adequacy requirements to which they are subject.

As of December 1996, the most recent notifications from each Bank's primary regulator categorized the Banks as well capitalized under the regulatory framework. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I and leverage ratios as set forth in the table below. There are no conditions or events since those notifications that management believes have changed the institutions' categories.

--------------------------------------------------------------------------------------------------------------------
                                                                Minimum For Capital            Minimum To be
                                          Actual                 Adequacy Purpose             Well Capitalized
(Dollars in thousands)            Amount        Ratio         Amount           Ratio        Amount          Ratio
--------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Total risk-based capital (1)
Consolidated                    $34,833          11.27%       $24,726          8.00%        $30,908         10.00%
Kentucky bank                    34,557          11.26         24,552          8.00          30,690         10.00
Indiana bank                      1,777          76.46            186          8.00             232         10.00

Tier 1 risk-based capital (1)
Consolidated                     30,345           9.82         12,360          4.00          18,541          6.00
Kentucky bank                    30,099           9.81         12,273          4.00          18,409          6.00
Indiana bank                      1,766          75.99             93          4.00             139          6.00

Leverage (2)
Consolidated                     30,345           7.90         15,365          4.00          19,206          5.00
Kentucky bank                    30,099           7.86         15,318          4.00          19,147          5.00
Indiana bank                      1,766          23.10            306          4.00             382          5.00

DECEMBER 31, 1995
Total risk-based capital (1)
Consolidated                     31,027          12.56         19,762          8.00          24,703         10.00
Kentucky bank                    29,979          12.13         19,772          8.00          24,715         10.00

Tier 1 risk-based capital (1)
Consolidated                     27,332          11.06          9,885          4.00          14,827          6.00
Kentucky bank                    26,284          10.64          9,881          4.00          14,822          6.00

Leverage (2)
Consolidated                     27,332           8.74         12,509          4.00          15,636          5.00
Kentucky bank                    26,284           8.40         12,516          4.00          15,645          5.00

(1) Ratio is computed in relation to risk-weighted assets.
(2) Ratio is computed in relation to average assets.

(20) S.Y. BANCORP, INC. (PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

                                                        DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                                    1996                1995
-------------------------------------------------------------------------------

ASSETS
Cash on deposit with subsidiary bank          $    161            $    723
Investment in subsidiary banks                  33,113              26,566
Dividend receivable                                327                 325
Other assets                                       680                 453
                                                ------              ------

TOTAL ASSETS                                  $ 34,281            $ 28,067
                                                ------              ------
                                                ------              ------

LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                             $    327            $    325
Other liabilities                                  270                 128
Long-term debt                                   2,090                   -
Stockholders' equity                            31,594              27,614
                                                ------              ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 34,281            $ 28,067
                                                ------              ------
                                                ------              ------


CONDENSED STATEMENTS OF INCOME

                                               YEARS ENDED DECEMBER 31
-------------------------------------------------------------------------------
(In thousands)                                  1996        1995        1994
-------------------------------------------------------------------------------

Income - Dividends from subsidiary bank      $ 1,458     $ 1,169      $  918
Expenses                                         130          83          56
                                               -----       -----       -----
Income before income taxes and
   equity in undistributed net
   income of subsidiaries                      1,328       1,086         862
Federal income tax benefit                        44          28          19
                                               -----       -----       -----

Income before equity in
   undistributed net income
   of subsidiaries                             1,372       1,114         881
Equity in undistributed net
   income of subsidiaries                      3,807       2,942       2,220
                                               -----       -----       -----
NET INCOME                                    $5,179     $ 4,056     $ 3,101

CONDENSED STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED DECEMBER 31
---------------------------------------------------------------------------------------
(In thousands)                                     1996          1995           1994
---------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                     $  5,179      $  4,056       $  3,101
Adjustment to reconcile net income
 to net cash provided by operating
 activities
 Equity in undistributed net income
 of subsidiaries                                 (3,807)       (2,942)        (2,220)
Increase in dividend receivable                      (2)          (66)           (70)
Increase in other assets                           (146)         (154)           (23)
Increase in other liabilities                       142           128              -
                                                -------       -------        -------
NET CASH PROVIDED BY OPERATING ACTIVITIES         1,366         1,022            788
                                                -------       -------        -------

CASH FLOWS FROM FINANCING ACTIVITIES
Acquisition of subsidiary                        (2,803)            -              -
Exercise of stock options                            91            99            105
Cash dividends paid                              (1,306)       (1,103)          (848)
Proceeds from long term debt                      2,200                            -
Repayments of long term debt                       (110)                           -
NET CASH USED IN FINANCING ACTIVITIES             (1928)       (1,004)          (743)
                                                -------       -------        -------
NET INCREASE (DECREASE) IN CASH                    (562)           18             45
                                                -------       -------        -------
CASH AT BEGINNING OF YEAR                           723           705            660
                                                -------       -------        -------
CASH AT END OF YEAR                            $    161      $    723       $    705
                                                -------       -------        -------
                                                -------       -------        -------

REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS, S.Y. BANCORP, INC.:

We have audited the accompanying consolidated balance sheets of S.Y. Bancorp, Inc. (Bancorp) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of S.Y. Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Bancorp adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities," in 1994.



/s/ KPMG PEAT MARWICK LLP
Louisville, Kentucky
January 24, 1997

MANAGEMENT'S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and other financial data were prepared by the management of S.Y. Bancorp, Inc. (Bancorp), which has the responsibility for the integrity of the information presented. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts that are the best estimates and judgments of management with consideration given to materiality.

Management is further responsible for maintaining a system of internal controls designed to provide reasonable assurance that the books and records reflect the transactions of Bancorp and that its established policies and procedures are carefully followed. Management believes that Bancorp's system, taken as a whole, provides reasonable assurance that transactions are executed in accordance with management's general or specific authorization; transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; access to assets is permitted only in accordance with management's general or specific authorization, and the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Management also seeks to assure the objectivity and integrity of Bancorp's financial data by the careful selection and training of qualified personnel, an internal audit function and organizational arrangements that provide an appropriate division of responsibility.

Bancorp's independent auditors, KPMG Peat Marwick LLP, have audited the consolidated financial statements. Their audit was conducted in accordance with generally accepted auditing standards, which provide for consideration of Bancorp's internal controls to the extent necessary to determine the nature, timing, and extent of their audit tests.

The Board of Directors pursues its oversight role for the consolidated financial statements through the Audit Committee. The Audit Committee meets periodically and privately with management, the internal auditor, and the independent auditors to review matters relating to financial reporting, the internal control systems, and the scope and results of audit efforts. The internal and independent auditors have unrestricted access to the Audit Committee, with and-without the presence of management, to discuss accounting, auditing, and financial reporting matters. The Audit Committee also recommends the appointment of the independent auditors to the Board of Directors .


/s/ David H. Brooks
-----------------------------------------
David H. Brooks
Chairman and Chief Executive Officer



/s/ David P. Heintzman
-----------------------------------------
David P. Heintzman
President



/s/ Nancy B. Davis
-----------------------------------------
Nancy B. Davis
Senior Vice President
and Chief Financial Officer

                                  S.Y. BANCORP, INC.
                                1040 EAST MAIN STREET
                              LOUISVILLE, KENTUCKY 40206

                          PROXY FOR HOLDERS OF COMMON STOCK
                   ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 1997

    The undersigned hereby appoints David H. Brooks and David P. Heintzman, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of S.Y. Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of shareholders of Bancorp (the "Annual Meeting") to be held at Stock Yards Bank & Trust Company's Exchange Building dining room, 1048 East Main Street, Louisville, Kentucky 40202, on April 23, 1997, at 10:00 a.m., or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice of and Proxy Statement for the meeting (receipt of which is hereby acknowledged):


(1) FOR [ ] AGAINST [ ] ABSTAIN [ ] a proposal to approve the action of the Board of Directors fixing the number of directors at fifteen (15) and electing at the Annual Meeting five (5) directors.

(2) ELECTION OF DIRECTORS - Nominees are: James E. Carrico; Jack M. Crowner; Leonard Kaufman; George R. Keller; Bruce P. Madison.

     Mark    [ ]  FOR ALL nominees listed above
    One Box  [ ]  FOR ALL nominees listed above EXCEPT the following:
    Only     [ ]  WITHHOLD authority to vote for ALL nominees listed above

(3) In their discretion on such other business as may properly come before the Annual Meeting or any adjournment thereof.



    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANCORP AND WILL BE VOTED AS SPECIFIED ABOVE. UNLESS OTHERWISE SPECIFIED, IT WILL BE VOTED FOR PROPOSAL (1) AND FOR ALL NOMINEES FOR DIRECTORS, AND IN ACCORDANCE WITH THE ATTORNEYS' DISCRETION ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



Date:               ,1997
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                                       ----------------------------------
                                                   (Signatures)

(Executors, administrators, trustees, attorneys, and officers of corporations should give full title. For joint accounts, each joint owner must also sign.)